                              AMENDED AND RESTATED

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                             SOLECTRON TEXAS, L.P.,

                              SOLECTRON CORPORATION

                                       AND

                         TEXAS INSTRUMENTS INCORPORATED*




*Confidential treatment requested for portions of exhibit. Confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

ARTICLE 1  - DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

     Section 1.1  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE 2  - PURCHASE AND CONSIDERATION. . . . . . . . . . . . . . . . . . . . 8

     Section 2.1  Purchase and Sale. . . . . . . . . . . . . . . . . . . . . . 8
     Section 2.2  Assets and Business Not to be Transferred. . . . . . . . . . 9
     Section 2.3  Assumption of Liabilities and Obligations. . . . . . . . . .10
     Section 2.4  Retained Liabilities.. . . . . . . . . . . . . . . . . . . .10
     Section 2.5  Consideration. . . . . . . . . . . . . . . . . . . . . . . .10
     Section 2.6  Adjustment of Purchase Price.. . . . . . . . . . . . . . . .11
     Section 2.7  Purchase Price Allocation. . . . . . . . . . . . . . . . . .11
     Section 2.8  Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . .11
     Section 2.9  Nonassignable Contracts and Permits. . . . . . . . . . . . .12

ARTICLE 3  - CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12

     Section 3.1  The Closing. . . . . . . . . . . . . . . . . . . . . . . . .12
     Section 3.2  Payment. . . . . . . . . . . . . . . . . . . . . . . . . . .12
     Section 3.3  Buyer's Additional Deliveries. . . . . . . . . . . . . . . .13
     Section 3.4  Seller's Deliveries. . . . . . . . . . . . . . . . . . . . .13

ARTICLE 4  - REPRESENTATIONS AND WARRANTIES OF SELLER. . . . . . . . . . . . .15

     Section 4.1  Organization of Seller . . . . . . . . . . . . . . . . . . .15
     Section 4.2  Authorization. . . . . . . . . . . . . . . . . . . . . . . .15
     Section 4.3  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . .16
     Section 4.4  Condition of Assets. . . . . . . . . . . . . . . . . . . . .16
     Section 4.5  Governmental Permits . . . . . . . . . . . . . . . . . . . .16
     Section 4.6  Title to Tangible Property . . . . . . . . . . . . . . . . .17
     Section 4.7  Intellectual Property. . . . . . . . . . . . . . . . . . . .17
     Section 4.8  Employees. . . . . . . . . . . . . . . . . . . . . . . . . .17
     Section 4.9  Contracts. . . . . . . . . . . . . . . . . . . . . . . . . .18
     Section 4.10  No Violation, Litigation or Regulatory Action . . . . . . .18
     Section 4.11  Environmental Matters . . . . . . . . . . . . . . . . . . .19
     Section 4.12  Financial Data. . . . . . . . . . . . . . . . . . . . . . .20
     Section 4.13  Statement of Assets and Liabilities; Financial Statements .20
     Section 4.14  No Finder . . . . . . . . . . . . . . . . . . . . . . . . .20
     Section 4.15  Disclosure. . . . . . . . . . . . . . . . . . . . . . . . .20
     Section 4.16  Knowledge . . . . . . . . . . . . . . . . . . . . . . . . .20

                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                            PAGE
                                                                            ----

ARTICLE 5  - REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . .20

     Section 5.1  Organization of Buyer. . . . . . . . . . . . . . . . . . . .21
     Section 5.2  Authority of Buyer and Solectron . . . . . . . . . . . . . .21
     Section 5.3  No Finder. . . . . . . . . . . . . . . . . . . . . . . . . .21
     Section 5.4  Cash Consideration . . . . . . . . . . . . . . . . . . . . .21

ARTICLE 6  - ACTION PRIOR TO THE CLOSING DATE. . . . . . . . . . . . . . . . .22

     Section 6.1  Investigation of the Operations by Buyer . . . . . . . . . .22
     Section 6.2  Preserve Accuracy of Representations and Warranties. . . . .22
     Section 6.3  Governmental Approvals . . . . . . . . . . . . . . . . . . .22
     Section 6.4  Update to Disclosure . . . . . . . . . . . . . . . . . . . .23
     Section 6.5  Operations Prior to the Closing  . . . . . . . . . . . . . .23
     Section 6.6  Notification by Seller of Certain Matters. . . . . . . . . .24
     Section 6.7  Confidentiality. . . . . . . . . . . . . . . . . . . . . . .24
     Section 6.8  HSR Act Approvals. . . . . . . . . . . . . . . . . . . . . .24
     Section 6.9  Preparation of Financials. . . . . . . . . . . . . . . . . .25

ARTICLE 7  - ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . .25

     Section 7.1  Employment Matters . . . . . . . . . . . . . . . . . . . . .25
     Section 7.2  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . .29
     Section 7.3  Confidential Treatment . . . . . . . . . . . . . . . . . . .30
     Section 7.4  Covenant Not to Compete. . . . . . . . . . . . . . . . . . .30
     Section 7.5  Malaysia Operations. . . . . . . . . . . . . . . . . . . . .31
     Section 7.6  Transition Support Payments. . . . . . . . . . . . . . . . .31
     Section 7.7  Intellectual Property Matters. . . . . . . . . . . . . . . .31
     Section 7.8  [***************************]. . . . . . . . . . . . . . . .32
     Section 7.9  Manufacturing Services . . . . . . . . . . . . . . . . . . .33
     Section 7.10  Product Warranty. . . . . . . . . . . . . . . . . . . . . .33
     Section 7.11  Intellectual Property License . . . . . . . . . . . . . . .33
     Section 7.12   Technology Sharing . . . . . . . . . . . . . . . . . . . .33
     Section 7.13   Material Adverse Change. . . . . . . . . . . . . . . . . .34

ARTICLE 8  - CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. . . . . . . . . . .34

     Section 8.1  No Misrepresentation or Breach of Covenants and Warranties .34
     Section 8.2  No Restraint or Litigation . . . . . . . . . . . . . . . . .34
     Section 8.3  Necessary Governmental Approvals . . . . . . . . . . . . . .34
     Section 8.4  Necessary Consents . . . . . . . . . . . . . . . . . . . . .34
     Section 8.5  Employees. . . . . . . . . . . . . . . . . . . . . . . . . .35

* Confidential Treatment Requested
                                      -ii-

                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                            PAGE
                                                                            ----


ARTICLE 9  - CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER . . . . . . . . . .35

     Section 9.1  No Misrepresentation or Breach of Covenants and Warranties .35
     Section 9.2  No Restraint or Litigation . . . . . . . . . . . . . . . . .35
     Section 9.3  Necessary Governmental Approvals . . . . . . . . . . . . . .35

ARTICLE 10  - INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . .35

     Section 10.1  Indemnification by Seller.  . . . . . . . . . . . . . . . .35
     Section 10.2  Indemnification by Buyer. . . . . . . . . . . . . . . . . .36
     Section 10.3  Notice of Claims. . . . . . . . . . . . . . . . . . . . . .36
     Section 10.4  Exclusivity of Remedy . . . . . . . . . . . . . . . . . . .37
     Section 10.5  Third Person Claims . . . . . . . . . . . . . . . . . . . .37
     Section 10.6  Environmental Indemnification By Seller . . . . . . . . . .37
     Section 10.7  Environmental Indemnification By Buyer. . . . . . . . . . .39
     Section 10.8  Limitation of Indemnification . . . . . . . . . . . . . . .41

ARTICLE 11  - TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . .41

     Section 11.1  Termination . . . . . . . . . . . . . . . . . . . . . . . .41
     Section 11.2  Notice of Termination . . . . . . . . . . . . . . . . . . .41
     Section 11.3  Effect of Termination . . . . . . . . . . . . . . . . . . .42

ARTICLE 12  - GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . .42

     Section 12.1  Survival of Obligations . . . . . . . . . . . . . . . . . .42
     Section 12.2  Names, Trademarks, Etc. . . . . . . . . . . . . . . . . . .42
     Section 12.3  No Public Announcements . . . . . . . . . . . . . . . . . .42
     Section 12.4  Notices . . . . . . . . . . . . . . . . . . . . . . . . . .42
     Section 12.5  Successors and Assigns. . . . . . . . . . . . . . . . . . .44
     Section 12.6  Access to Records After Closing Date. . . . . . . . . . . .44
     Section 12.7  Entire Agreements, Amendments . . . . . . . . . . . . . . .44
     Section 12.8  Interpretation. . . . . . . . . . . . . . . . . . . . . . .44
     Section 12.9  Waivers . . . . . . . . . . . . . . . . . . . . . . . . . .45
     Section 12.10  Expenses . . . . . . . . . . . . . . . . . . . . . . . . .45
     Section 12.11  Partial Invalidity . . . . . . . . . . . . . . . . . . . .45
     Section 12.12  Execution in Counterparts. . . . . . . . . . . . . . . . .45
     Section 12.13  Further Assurances . . . . . . . . . . . . . . . . . . . .45
     Section 12.14  Governing Law. . . . . . . . . . . . . . . . . . . . . . .46
     Section 12.15  Dispute Resolution . . . . . . . . . . . . . . . . . . . .46
     Section 12.16  Solectron Guaranty . . . . . . . . . . . . . . . . . . . .46

                               INDEX TO SCHEDULES

     Schedule       Description


     2.1(a)         Capital Assets

     2.1(b)         Third Party and Seller Commercial Software

     2.1(c) Transferred Agreements (including all written and oral leases)

     2.1(d)         Transferred Permits

     4              Disclosure Letter

     4.8(a)         Seller's Employee Benefit Plans

     4.8(c)         Regular Personnel Employment Salaries

     4.9            Seller's Contracts Relating to Operations

     4.16           Certain Officers and Employees of Seller

     7.1(m)         Other Personnel

     7.8            Certain Third Party Licensees

     8.4            Necessary Consents

     8.5            Key Employees

                                INDEX TO EXHIBITS

     Exhibit        Description

          A         Interim Financial Statement of Assets and Liabilities

                              AMENDED AND RESTATED
                            ASSET PURCHASE AGREEMENT



     This ASSET PURCHASE AGREEMENT (the "Agreement") is dated as of January 29, 1996, as amended and restated as of March 29, 1996, by and among Solectron Texas, L.P., a Delaware limited partnership ("Buyer"), Solectron Corporation, a California corporation ("Solectron"), and Texas Instruments Incorporated, a Delaware corporation ("Seller").


                                    RECITALS:


     A. Seller desires to sell the operations of its custom manufacturing services business in Austin, Texas (the "Austin Operations") and to sell certain assets of its custom manufacturing services site in Kuala Lumpur, Malaysia (the "Malaysia Operations" and, together with the Austin Operations, the "Operations"), and Buyer desires to purchase the Operations in accordance with terms of this Agreement.

     B. Seller, Buyer and Solectron desire that this Agreement constitute an important step in the continuing business relationship between Seller, Buyer and Solectron with regards to custom manufacturing services solutions and other manufacturing services and supply arrangements.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, representations, warranties, conditions and agreements herein contained, the parties hereto hereby agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

     Section 1.1 DEFINITIONS. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

     "ADDITIONAL AGREEMENTS" means all agreements, instruments and documents being or to be executed and delivered by Buyer and Seller under this Agreement or in connection herewith, including, but not limited to the Aversa Operations Framework Agreement, Confidentiality Agreement, Instrument of Assignment and Assumption, Lease Agreement, Master Services Agreement, System License and System Conversion Agreement, [*********************] Agreement, Malaysia Asset Purchase Agreement and the Malaysia Subcontract Agreement.


* Confidential Treatment Requested

     "AFFILIATE" means any entity which controls, is controlled by, or is under common control with, Seller or Buyer, as the case may be. An entity shall be deemed to be in control of another entity only if, and for so long as, it owns or controls more than fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

     "ASSUMED LIABILITIES" has the meaning specified in Section 2.3 hereof.

     "AVERSA OPERATIONS" means the Seller's custom manufacturing services business in Aversa, Italy.

     "AVERSA OPERATIONS FRAMEWORK AGREEMENT" means the agreement between Solectron, and Seller on terms and conditions reasonably determined by the parties in good faith as soon as practicable following the execution of this Agreement, including provisions for Seller and Solectron to cooperate through December 31, 1998 to maintain a certain volume of business with the intent of providing employment for the workforce associated with two Fuji manufacturing lines currently in operation at the Aversa Operations.

     "BUYER" has the meaning specified in the first paragraph of this Agreement.

     "BUYER ENVIRONMENTAL LIABILITIES" shall have the meaning set forth in
Section 10.7 hereof.

     "BUYER GROUP MEMBER" means Buyer and its Affiliates.

     "CLAIM NOTICE" has the meaning specified in Section 10.3 hereof.

     "CLOSING" has the meaning specified in Section 3.1 hereof.

     "CLOSING DATE" has the meaning specified in Section 3.1 hereof.

     "CLOSING DATE PAYMENT" has the meaning specified in Section 3.2 hereof.

     "COBRA" has the meaning specified in Section 7.1(f)(3) hereof.

     "CODE" means the United States Internal Revenue Code of 1986, as amended.

     "COMPONENTS" means component parts, raw materials, supplies and other materials which are of a type generally quantified in the bills of materials and which are required for the production and test of printed circuit board assemblies.

     "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement effective March 15, 1995 between Seller and Solectron.

     "COURT ORDER" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal, or any Governmental Body and any award in any arbitration proceeding.

     "DISCLOSURE LETTER" has the meaning specified in Section 4 hereof.

     "DISPOSAL FACILITY" means all transporters, locations, landfills, disposal sites, storage sites, treatment facilities, recyclers and incinerators to which Hazardous Materials generated at the Seller Property in connection with a Remediation Activity have been transferred or transported for storage, treatment or disposal.

     "ENCUMBRANCE" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind.

     "ENVIRONMENTAL LAWS" shall mean all Requirements of Laws which relate to any Hazardous Material or the use, handling, transportation, production, spill, leaking, pumping, injection, deposit, disposal, discharge, dispersal, release, threatened release, migration, emission, sale, or storage of, or the exposure of any Person to, a Hazardous Material.

     "ENVIRONMENTAL PERMIT" means any approval, permit, license, clearance, transfer approval, condition or consent of any applicable Governmental Body or other person reasonably necessary for the conduct of any Hazardous Material Activity of the Austin Operations as presently conducted under any Environmental Law.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "EXCLUDED ASSETS" has the meaning specified in Section 2.2 hereof.

     "EXPENSES" means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder, including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursement of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals.

     "FINAL FSAL" has the meaning specified in Section 2.6(a) hereof.

     "FINANCIAL STATEMENTS" has the meaning specified in Section 6.9 hereof.

     "GAAP" means generally accepted accounting principles.

     "GOVERNMENTAL BODY" means any foreign, federal, state, county, local, district, public authority, public agency, or any other political subdivision, public corporation, or governmental or regulatory authority whether foreign or domestic.

     "GOVERNMENTAL PERMITS" has the meaning specified in Section 4.5 hereof.

     "HAZARDOUS MATERIAL" shall mean any material or substance that is prohibited or regulated by any Requirement of Law or that is designated by any applicable Governmental Body to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

     "HAZARDOUS MATERIAL ACTIVITY" means the transportation, transfer, recycling, storage, use, treatment, manufacture, investigation, removal, remediation, release, exposure of others to, sale or distribution of, any Hazardous Material or any equipment or product containing a Hazardous Material.

     "INDEMNIFIED PARTY" means a Person indemnified in Section 10.3 hereof.

     "INDEMNITOR" means a Person providing indemnification in Section 10.3 hereof.

     "INSTRUMENT OF ASSIGNMENT AND ASSUMPTION" means an instrument of assignment and assumption conveying the Purchased Assets to Buyer and effecting the assumption by Buyer of the Assumed Liabilities.

     "INTELLECTUAL PROPERTY" means (a) inventions, whether or not patentable, whether or not reduced to practice, or whether or not yet made the subject of a pending patent application or applications; (b) ideas and conceptions of potentially patentable subject matter, including without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications; (c) all national (including the U.S.) and multinational statutory invention registrations, patents, patent registrations and patent applications (in the U.S. or any foreign country, and including all reissues, divisions, continuations, continuations-in-part, extension and reexaminations) and all rights therein provided by law, multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application (collectively "Patents"); (d) trademarks, service marks, trade dress, logos, trade names and corporate names, including all of the goodwill associated therewith, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the trademark offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions (collectively "Trademarks"); (e) copyrights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by law, multinational treaties or conventions (collectively "Copyrights"); (f) mask works or registrations of mask works; (g) trade secrets and confidential, technical information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice) (collectively "Trade Secrets"); (h) technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data and copyrightable works, whether secret or confidential or not; (i) copies and all tangible embodiments of all of the foregoing, in whatever form or medium; (j) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights; and (k) all rights to sue for and recover and retain damages, costs or attorneys' fees for present and past infringement of any of the intellectual property rights hereinabove set out.

     "INTERIM FSAL" has the meaning specified in Section 2.6(a) hereof.

     "INVENTORY" means all raw materials, supplies, Components, work-in-process, finished goods and other materials of the Austin Operations as of the Closing Date.

     "IRS" means the Internal Revenue Service of the United States of America.

     "KNOWLEDGE" has the meaning set forth in Section 4.16 hereof.

     "LEASE AGREEMENT" means the lease agreement between Buyer and Seller providing for the lease by Seller to Buyer of the site of the Austin Operations on terms and conditions reasonably determined by the parties in good faith as soon as practicable following the execution of this Agreement.

     "LOSSES" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

     "MALAYSIA OPERATIONS" means the Seller's custom manufacturing services business in Kuala Lumpur, Malaysia.

     "MALAYSIA ASSET PURCHASE AGREEMENT" means the asset purchase agreement between Solectron Technology Sdn. Bhd. and Texas Instruments Electronic Systems Sdn. Bhd. relating to the purchase by Solectron Technology Sdn. Bhd. of certain assets and the assumption of certain liabilities of the Malaysia Operations on terms and conditions reasonably determined by the parties in good faith as soon as practicable following the execution of this Agreement.

     "MALAYSIA SUBCONTRACT AGREEMENT" means the subcontract agreement between Solectron Technology Sdn. Bhd. and Texas Instruments Electronic Systems Sdn. Bhd. pursuant to which the Malaysia Operations shall perform as a subcontractor to Solectron, subject to the terms of the Malaysia Asset Purchase Agreement.

     "MANUFACTURING PROCESS PATENTS" has the meaning set forth in Section 7.7(a) hereof.

     "MANUFACTURING SERVICES FRAMEWORK AGREEMENT" means the manufacturing services framework agreement between Seller and Solectron on terms and conditions reasonably determined by the parties in good faith as soon as practicable following the execution of this Agreement

     "MASTER SERVICES AGREEMENT" means the Master Services Agreement between Seller and Solectron relating to certain services to be provided after the Closing Date among the parties.

     "NEW REGULAR PERSONNEL" means Regular Personnel and Other Personnel who become Buyer's regular personnel at the Closing Date or upon return from an authorized paid or FMLA leave of absence, in accordance with the terms of this Agreement.

     "OPERATIONS" has the meaning specified in the Recitals to this Agreement.

     "OSHA" means the Occupational Safety and Health Act, 29 U.S.C. Sections 651 ET SEQ., any amendment thereto, any successor statute, and any regulations promulgated thereunder.

     "OTHER PERSONNEL" has the meaning set forth in Section 7.1(m) hereof.

     "PERMITTED ENCUMBRANCES" means (a) liens for taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable and (c) other liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfection.

     "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

     "PURCHASE PRICE" has the meaning specified in Section 2.5 hereto.

     "PURCHASED ASSETS" has the meaning specified in Section 2.1 hereto.

     "REGULAR PERSONNEL" means all employees of the Seller engaged in the Austin Operations on a full-time basis on the Closing Date, including employees on a paid leave of absence and employees on a leave of absence pursuant to the provisions of the Family & Medical Leave Act ("FMLA"), but excluding
(i) employees who are currently on unpaid leave of absence other than FMLA leave, (ii) employees who are no longer physically able to perform the full range of essential requirements of their position, and (iii) employees who have indicated their intention not to become New Regular Personnel. Employees engaged in the Malaysia Operations and part-time employees and independent contractors engaged in the Austin Operations are not Regular Personnel for the purposes of this Agreement.

     "RELEASE" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Material in, on, under or through the Seller Property or the air, soil, surface water, ground water or improvements thereof.

     "REMEDIATION ACTIVITY" means any reporting, investigation, characterization, feasibility study, health assessment, risk assessment, remediation, treatment, recycling, removal, transport, monitoring, maintenance or any other activity incident to the Release, threatened Release, investigation, remediation or removal of a Hazardous Material existing on Seller Property or the air, soil, ground water, surface water, or improvements thereof.

     "REQUIREMENT OF LAWS" means any applicable foreign, federal, state and local laws, statutes, regulations, rules, codes, ordinances, judgments, injunctions, decrees, orders, permits, approvals, treaties, enacted, adopted, issued or promulgated by any Governmental Body (including, without limitation, those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

     "RETAINED INTELLECTUAL PROPERTY" shall have the meaning set forth in
Section 2.2(g).

     "SELLER" has the meaning specified in the first paragraph of this Agreement.

     "SELLER ENVIRONMENTAL LIABILITIES" shall have the meaning set forth in
Section 10.6 hereof.

     "SELLER GROUP MEMBER" means Seller and its Affiliates.

     "SELLER PROPERTY" means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by Seller and used in the Austin Operations.

     "[**********************] AGREEMENT" means the [**********************]
agreement between Buyer and Seller on terms and conditions reasonably determined by the parties in good faith as soon as practicable following the execution of this Agreement.

     "SUCCESSOR" means any (i) direct or indirect successor (by purchase of any asset(s), purchase of any stock, purchase of a partnership interest, merger, acquisition, reorganization, or otherwise) of a principal, (ii) any partner of the principal, (iii) any lender of the principal, (iv) any assignee, mortgagee, transferee, purchaser, encumbrancer, lessee, sublessee, successor, or foreclosure sale purchaser of any right, title or interest in the assets of the principal, or any portion thereof, and (v) any direct or indirect successor to any of the foregoing.

     "SYSTEM LICENSE AND SYSTEM CONVERSION AGREEMENT" means the system license and system conversion agreement between the Buyer and Seller on terms and conditions reasonably defined by the parties in good faith as soon as practicable after the execution of this Agreement.

     "TAX" means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body.

     "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

     "TRANSFERRED AGREEMENTS" has the meaning set forth in Section 2.1(c) hereof.


* Confidential Treatment Requested

     "TRANSFERRED PERMITS" has the meaning specified in Section 4.5 hereof.

     "TRANSFER TAXES" has the meaning specified in Section 2.8 hereof.


                                    ARTICLE 2

                           PURCHASE AND CONSIDERATION

     Section 2.1 PURCHASE AND SALE. On the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer, convey, assign and deliver to Buyer on the Closing Date, and Buyer agrees to buy and acquire from Seller, all the assets and properties, wherever located, described below (collectively, the "Purchased Assets"):

          (a)  all capital assets of the Austin Operations listed on
Schedule 2.1(a);

          (b) all third party and Seller commercial computer software of the Austin Operations listed on Schedule 2.1(b) hereto;

          (c) the agreements listed on Schedule 2.1(c) hereto; including all rights and incidents of interest of Seller thereto as of the Closing Date, and all contracts, leases and other agreements entered into by Seller in the ordinary course of business of the Austin Operations, and consistent with past practices, between the date of this Agreement and the Closing Date, with
Schedule 2.1(c) to be updated as of the Closing Date to reflect such changes (the "Transferred Agreements");

          (d)  the Transferred Permits listed on Schedule 2.1(d) hereto;

          (e) Trade Secrets, Copyrights, non-patented technology and manufacturing processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data and copyrightable works that, in each case, are currently used by Seller exclusively in the Austin Operations;

          (f) all information, books and records of Seller (including computer spreadsheets) related to the Purchased Assets, including without limitation all repair records and operation manuals, and reasonably required by Seller for the operation of the Austin Operations and which do not pertain primarily to areas of the Seller's business other than the Austin Operations;

          (g) those expensed assets used solely to support the Austin Operations and tangible personal property used solely in connection with the Austin Operations, including without limitation supplies, tools, office equipment, furnishings and furniture dedicated to any Regular Employee of the Austin Operations, such as personal computers, notebook computers, printers, copiers, telecopier machines, cellular telephones and calculators used by each of them;

          (h) certain assets of the Malaysia Operations as set forth in the Malaysia Asset Purchase Agreement.

          (i)  all Inventory of the Austin Operations as of the Closing Date;
and

          (j) all accounts receivable of the Austin Operations as of the Closing Date.

     With respect to the unscheduled, expensed assets set forth in Section 2.1(g) above, prior to the Closing Date, Seller shall permit Buyer: (i) to tag, with Seller's reasonable agreement, any such unscheduled assets to indicate that they shall be transferred to Buyer on the Closing Date; and (ii) to permit Buyer to remove such tagged assets as promptly as possible after Closing.

     With respect to Schedule 2.1(a), Seller shall provide to Buyer a final schedule at or prior to delivery of the Final FSAL.

     Section 2.2 ASSETS AND BUSINESS NOT TO BE TRANSFERRED. Seller shall retain and Buyer shall not acquire the following assets, properties and business of Seller, which together shall constitute the Excluded Assets:

          (a)  All cash, bank deposits and cash equivalents;

          (b) The words and name "Texas Instruments Incorporated" and "TI" or Seller's monogram, trade names, trademarks, service marks or logos to the extent the same incorporate the name "Texas Instruments Incorporated" or any variation or combinations thereof;

          (c)  All promissory notes as of the Closing Date;

          (d) All owned real property, options to acquire real property, real estate leases and leasehold improvements;

          (e) Seller's interest in and to all telephone, telex and telephone facsimile numbers and other directory listings;

          (f)  All contracts of insurance;

          (g) All Intellectual Property of Seller other than the intellectual property expressly identified in Section 2.1(e) hereof (the "Retained Intellectual Property");

          (h) Except as provided in the Aversa Operations Framework Agreement, all assets and properties of Seller located at and used in connection with the Aversa Operations;

          (i) Seller's corporate seal, minute books, charger documents, corporate stock record books and such other books and records as pertain to the organization, existence or share capitalization of Seller and duplicate copies of such records as are necessary to enable Seller to file its tax returns and reports as well as any other records or materials relating to Seller generally and not involving or relating to the Purchased Assets or the operation of the Operations; and

          (j) Assets of the Malaysia Operations except as set forth in the Malaysia Asset Purchase Agreement.

     Section 2.3 ASSUMPTION OF LIABILITIES AND OBLIGATIONS. Subject to the terms and conditions contained herein, on the Closing Date, Buyer shall assume and agree thereafter to pay, perform and otherwise discharge as and when the same shall become due and payable and hold Seller harmless with respect to only the obligations and liabilities of Seller set forth below (hereinafter referred to collectively as the "Assumed Liabilities"):

          (a) liabilities and obligations arising from product warranty claims in respect of sales of products by the Operations prior to the Closing, but excluding warranty claims that in the aggregate exceed the normal warranty experience (as hereinafter defined) of the Operations;

          (b) liabilities and obligations of Seller under the Transferred Agreements, other than payables (including late fees or penalties, if any) due under such Transferred Agreements and any monetary obligations pertaining to a breach of a Transferred Agreement prior to the Closing and subject to Section 2.9;

          (c) balance sheet liabilities as reflected on the Final FSAL (as hereinafter defined).

     For purposes of the foregoing paragraph (a), "normal warranty experience" of the Operations shall mean one-half of one percent (0.5%) of aggregate net revenues. Buyer's actual product warranty experience shall be determined by dividing (i) the aggregate net revenues derived from all products of the Operations sold by Seller prior to the Closing and returned as defective during the three-month period following the Closing (but excluding all product recalls) by (ii) the aggregate net revenues of the Operations for the three-month period preceding the Closing.

     Other than as set forth above, Buyer shall assume no liabilities from Seller whether known or unknown, absolute or contingent, accrued or unaccrued or due or to come due. Nothing set forth in any third party consents or similar documents, including, but not limited to, any express assumption of obligations by Buyer in such consents or documents, shall impact Seller's obligation to indemnify Buyer with respect to any liabilities which are not Assumed Liabilities.

     Section 2.4 RETAINED LIABILITIES. All debts, liabilities and obligations arising from the Operations prior to the Closing Date other than the Assumed Liabilities shall continue after the Closing Date to be the debts, liabilities and obligations of Seller (collectively, the "Retained Liabilities").

     Section 2.5 CONSIDERATION. The consideration for the transfer of the Purchased Assets relating to the Austin Operations (the "Austin Operations Purchase Price") shall be the sum of (a) the net book value of the Austin Operations as reflected on the Final FSAL and (b) [***********]. The


* Confidential Treatment Requested
consideration for the transfer of the Purchased Assets relating to the Malaysia Operations (the "Malaysia Operations Purchase Price") shall be the net book value of the Malaysia Operations as set forth on the Final FSAL (as hereinafter defined). The Austin Operations Purchase Price, together with the Malaysia Operations Purchase Price, are referred to herein collectively as the "Purchase Price."

     For the purposes of this Section 2.5, the term "net book value" shall mean the total assets of the Operations as reflected on the Final FSAL less the total liabilities as reflected on the Final FSAL.

     Section 2.6  ADJUSTMENT OF PURCHASE PRICE.

          (a) Within forty-five (45) days of Closing, Seller will prepare and deliver to Buyer a Final Financial Statement of Assets and Liabilities ("Final FSAL") extracted from books and records of the Operations reflecting the assets and liabilities of the Operations as of the Closing Date. The Final FSAL shall be true, complete and accurate and prepared in a manner consistent with the Interim Financial Statement of Assets and Liabilities attached hereto as Exhibit A (the "Interim FSAL") and in accordance with Seller's accounting policies and practices which are in compliance with GAAP as consistently applied, and will fairly represent, as of the Closing Date, the Purchased Assets and the Assumed Liabilities.

          (b) In the event the Purchase Price exceeds the Closing Date Payment, the Buyer shall, not later than five days following delivery to Buyer of the Final FSAL, deliver to Seller cash in an amount equal to such difference by wire transfer of immediately available funds to the bank account designated by Seller. In the event the Closing Date Payment exceeds the Purchase Price, the Seller shall, not later than five days following delivery to Buyer of the Final FSAL, deliver to Buyer cash in an amount equal to such difference by wire transfer of immediately available funds to the bank account designated by Buyer.

     Section 2.7 PURCHASE PRICE ALLOCATION. Buyer and Seller agree to consult with each other with respect to the allocation of the Purchase Price and the amount of the Assumed Liabilities to the Purchased Assets; provided, however, that nothing in this Section 2.7 shall be deemed to obligate either Buyer or Seller to agree on such allocation. Buyer and Seller agree to allocate the Purchase Price between the Austin Operations and the Malaysia Operations.

     Section 2.8 TRANSFER TAXES. All taxes, sales, use, value-added, gross receipts, excise, registration, stamp duty, transfer or other similar taxes or governmental fees ("Transfer Taxes") imposed or levied by reason of, in connection with or attributable to this Agreement and the transactions contemplated hereby shall be shared equally by Seller and Buyer. The parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any Transfer Taxes.

     Section 2.9  NONASSIGNABLE CONTRACTS AND PERMITS.

               (a) NONASSIGNABILITY. To the extent that any contract to be assigned pursuant to the terms of Section 2.1(c) is not capable of being assigned without the consent, approval or waiver of a third person or entity (including without limitation a governmental or regulatory authority), or if such assignment or attempted assignment would constitute a breach thereof (each a "Nonassignable Contract"), or to the extent that the assignment of any such contract is not practicable because it also relates to an area of Seller's business other than the Operations (each a "Nonexclusive Contract"), nothing in this Agreement will constitute an assignment or require the assignment thereof except to the extent provided in this Section 2.9.

               (b) SELLER TO USE REASONABLE EFFORTS. Notwithstanding anything contained in this Agreement to the contrary, Seller will not be obligated to assign to Buyer any of its rights and obligations in and to any of the Nonassignable Contracts without first having obtained all consents, approvals and waivers necessary for such assignment; provided, however, that Seller shall use its reasonable efforts to obtain all such consents, approvals and waivers prior to the Closing and, if the Closing occurs, will use reasonable efforts after the Closing Date to obtain all such consents, approvals and waivers.
Buyer will cooperate with Seller in Seller's efforts to obtain all required consents, approvals and waivers. Seller will not be required to incur any liability or pay any consideration therefor in connection therewith. As to the Nonexclusive Contracts, Seller shall use reasonable efforts to effect an assignment of rights with respect to the parts of such Nonexclusive Contract that relate exclusively to the Operations (if practicable) or, alternatively, to enter into new agreements with respect to the parts of each Nonexclusive Contract that relate exclusively to the Operations.


                                    ARTICLE 3

                                     CLOSING

     Section 3.1 THE CLOSING. The transactions contemplated by this Agreement shall be consummated (the "Closing") at the offices of Wilson, Sonsini, Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304, at 11:59 p.m., local time, on March 31, 1996, or such other place, time and date as the parties shall agree in writing. The time and date on which the Closing is actually held is sometimes referred to herein as the "Closing Date."

     Section 3.2  PAYMENT.

               (a) CLOSING DATE PAYMENTS. Subject to fulfillment or waiver of the conditions set forth in Article 8 below, on March 29, 1996, Buyer shall pay Seller $120,000,000 (the "Closing Date Payment"), less an amount equal to 5 1/2% per annum of the Closing Date Payment from and including March 29, 1996 to and including March 31, 1996, by wire transfer of immediately available funds to the bank account designated by Seller. The Closing Date Payment shall be applied to the payment of the Purchase Price effective as of the Closing Date.

     Section 3.3 BUYER'S ADDITIONAL DELIVERIES. Subject to fulfillment or waiver of the conditions set forth in Article 8, at Closing Buyer shall deliver to Seller all of the following:

               (a) Certificate of the secretary or an assistant secretary of Buyer, dated March 29, 1996, in form and substance reasonably satisfactory to Seller, as to the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement by Buyer and the contemplated transactions;

               (b) Certificate of the secretary or an assistant secretary of Solectron, dated March 29, 1996, in form and substance reasonably satisfactory to Seller, as to the resolutions of the Board of Directors of Solectron authorizing the execution and performance of this Agreement by Solectron and the contemplated transactions;

               (c) The Instrument of Assignment and Assumption relating to the Austin Operations duly executed by Buyer;

               (d) The certificate contemplated by Section 9.1 below, duly executed by an authorized employee of each of Buyer and Solectron;

               (e)  The Lease Agreement duly executed by Buyer;

               (f)  The Master Services Agreement duly executed by Buyer;

               (g) The Aversa Operations Framework Agreement duly executed by Solectron;

               (h) The [**********************] Agreement duly executed by Solectron;

               (i) The Malaysia Asset Purchase Agreement duly executed by Solectron Technology Sdn. Bhd.;

               (j) The Malaysia Subcontract Agreement duly executed by Solectron Technology Sdn. Bhd.;

               (k) The Manufacturing Services Framework Agreement duly executed by Solectron; and

               (l) The System License and System Conversion Agreement duly executed by Buyer.


     Section 3.4 SELLER'S DELIVERIES. Subject to fulfillment or waiver of the conditions set forth in Article 9, at Closing Seller shall deliver to Buyer all of the following:


* Confidential Treatment Requested

               (a) Certificate of the secretary or an assistant secretary of Seller, dated March 29, 1996, in form and substance reasonably satisfactory to Buyer, as to the resolutions of the Board of Directors of Seller authorizing the execution and performance of this Agreement and the contemplated transactions;

               (b) The Instrument of Assignment and Assumption relating to the Austin Operations duly executed by Seller;

               (c) Certificates of title or origin (or like documents) with respect to any vehicles or other equipment included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title;

               (d) All consents, waivers or approvals required to be obtained by Seller with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement;

               (e) The certificates contemplated by Section 8.1 below, duly executed by Marvin S. Self, Senior Vice President, Systems & Software Businesses, of Seller or such other authorized employee of Seller as agreed to by Buyer and Solectron.

               (f) Such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer;

               (g)  The Lease Agreement duly executed by Seller;

               (h)  The Master Services Agreement duly executed by Seller;

               (i) The Aversa Operations Framework Agreement duly executed by Seller;

               (j)  The [**********************] Agreement duly executed by
Seller;

               (k) The Malaysia Asset Purchase Agreement duly executed by Texas Instruments Electronic Systems Sdn. Bhd.;

               (l) The Manufacturing Services Framework Agreement duly executed by Seller;

               (m) The Malaysia Subcontract Agreement duly executed by Texas Instruments Electronic Systems Sdn. Bhd.; and

               (n) The System License and System Conversion Agreement duly executed by Seller.


* Confidential Treatment Requested

                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, except as set forth in Schedule 4 (the "Disclosure Letter") (which Disclosure Letter shall specifically reference the Sections of this Agreement to which the disclosure therein applies and shall be executed by an authorized manager of Seller), Seller represents and warrants to Buyer as follows:

     Section 4.1 ORGANIZATION OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions in which the ownership or leasing of the Purchased Assets or the conduct of the Operations requires such qualification. Seller has full power and authority to own or lease and to operate and use the Purchased Assets and to carry on the Operations as now conducted.

     Section 4.2 AUTHORIZATION. Seller has full power and authority to execute, deliver and perform this Agreement and all of the Additional Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Additional Agreements by Seller have been duly and validly authorized and approved by all required corporate proceedings on the part of Seller. This Agreement has been, and the Additional Agreements, upon execution and delivery, will be duly authorized, executed and delivered by Seller and is or upon execution and delivery will be, as the case may be, the legal, valid and binding obligation of Seller enforceable in accordance with its terms, except (a) as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and
(b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     Except as set forth in Section 4.2 of the Disclosure Letter, neither the execution and delivery of this Agreement or any of the Additional Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will: (i) violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets under (1) the Certificate of Incorporation or Bylaws of Seller, (2) any other note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Seller is a party or any of its properties is subject or by which Seller is bound, (3) any Court Order to which Seller is a party or any of its properties is subject or by which Seller or any of its properties is bound, or
(4) any Requirements of Laws affecting Seller or its property; or (ii) require the approval, consent, authorization or act of, or the making by Seller of any declaration, filing or registration with, any Person.

     Section 4.3 TAXES. To the extent that, in Seller's reasonable expectation, a failure to do so would adversely affect Buyer or Buyer's use of the Purchased Assets, Seller has filed all Tax Returns which it is required to file for any period ending on or prior to the Closing Date and has paid all Taxes which it is required to pay or which have become payable pursuant to any assessment. There are (and as of immediately following the Closing there will be) no Encumbrances on the Purchased Assets relating to or attributable to Taxes other than Permitted Encumbrances. Seller has no knowledge of any basis for the assertion of any such claims which, if adversely determined, would result in an Encumbrance on the Purchased Assets, other than Permitted Encumbrances, or otherwise adversely affect Buyer or Buyer's use of the Purchased Assets. None of the Purchased Assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

     Section 4.4 CONDITION OF ASSETS. Except as set forth in Section 4.4 of the Disclosure Letter, the Purchased Assets are in reasonably good condition and repair (subject to normal wear and tear) and serviceable condition and are suitable for the uses to which they are being put or would be put in the ordinary course of business of the Operations consistent with established industry standards.

     Section 4.5 GOVERNMENTAL PERMITS. Seller owns, holds or possesses all material licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle it to own or lease, operate and use the Purchased Assets and to carry on and conduct the Operations substantially as currently conducted (collectively, the "Governmental Permits"). Section 4.5 of the Disclosure Letter sets forth a list and brief description of each Governmental Permit, except for such incidental licenses, permits and other authorizations which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof. The Governmental Permits to be transferred to Buyer in connection with the transactions contemplated hereby (as indicated in Section 4.5 of the Disclosure Letter), are collectively referred to herein as the "Transferred Permits." Complete and correct copies of all of the Transferred Permits have heretofore been delivered or will be delivered prior to the Closing Date to Buyer by Seller.

     Except as set forth in Section 4.5 of the Disclosure Letter (i) Seller has fulfilled and performed in all material respects its obligations under each of the Transferred Permits, and to its knowledge, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default or violation under any such Transferred Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Transferred Permit, or which might adversely affect in any material respect the rights of Seller under any such Transferred Permit; (ii) no notice of cancellation, of default, of violation or of any material dispute concerning any Transferred Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, Seller; and (iii) each of the Transferred Permits is valid, subsisting and in full force and effect and may be assigned and transferred to Buyer in accordance with this Agreement and will continue in full force and effect thereafter, in each case without (a) the occurrence of any breach, default or forfeiture of rights thereunder, or (b) the consent, approval, or act of, or the making of any filing with, any Governmental Body.

     Section 4.6 TITLE TO TANGIBLE PROPERTY. Seller has good and indefeasible title to all of the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances. Except as disclosed in Section 4.6 of the Disclosure Letter, and except for those assets which the Buyer will use subsequent to the Closing Date pursuant to the Master Services Agreement, the Purchased Assets constitute all of the assets which are reasonably necessary for the continued conduct of the Operations as now conducted and the Purchased Assets are all located at the Operations. Upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 3.4 above, Seller will thereby transfer to Buyer good and indefeasible title to the Purchased Assets, subject to no Encumbrances, except for Permitted Encumbrances.

     Section 4.7  INTELLECTUAL PROPERTY.

               (a) To the knowledge of Seller, the operation or conduct of the Operations as they currently are operated or conducted does not infringe or otherwise violate any Intellectual Property right of any third party.

               (b) Except as set forth in Section 4.7 of the Disclosure Letter, there are no pending actions, and no person has made or threatened to make, a claim that the operation of the Operations infringes or otherwise violates the Intellectual Property rights of such person.

     Section 4.8  EMPLOYEES.

               (a) Each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA), and each other plan, program or arrangement, whether written or oral ("benefit arrangement"), providing for compensation or benefits in connection with the performance of services to Seller and maintained by Seller with respect to employees of the Austin Operations has been identified in
Schedule 4.8, and copies or descriptions of each such employee benefit plan or benefit arrangement has been delivered to or made available to Buyer, together with the most recent determination letter in the case of any pension benefit plan as defined in Section 3(2) of ERISA. Buyer will not have, as a consequence of the transactions contemplated hereby, any liability or obligation with respect to or under any employee benefit plan or with respect to or under any benefit arrangement maintained by Seller or Seller Group Member with respect to employees of the Austin Operations or any other employees of Seller or any Seller Group Member. Seller has complied with the health care continuation requirements of Section 601 ET SEQ. of ERISA (COBRA) with respect to employees of the Operations and their spouses, former spouses and dependents.

               (b) Each employee benefit plan and benefit arrangement maintained by Seller with respect to employees of the Austin Operations have been maintained and administered at all times substantially in compliance with its terms and all applicable laws, rules and regulations, including but not limited to ERISA and the Code, applicable to such employee benefit plan or benefit arrangement.

               (c) Schedule 4.8(c) contains: (i) a list of all Regular Personnel as of January 24, 1996; (ii) the then current base salary rate (as defined in Section 7.1(a) below) provided by Seller to such employees; and (iii) a list of any increase presently scheduled (including the effective date thereof) in the rate of compensation of any such employees.

               (d) Insofar as it pertains to the Austin Operations, the Seller is not a party to or bound by any union contract and has not experienced any strike, grievance or any arbitration proceeding, claim of unfair labor practices filed or, to Seller's actual knowledge, threatened to be filed or any other material labor difficulty. To the actual knowledge of the Seller, no organizational effort is being or has been made or threatened by or on behalf of any labor union with respect to any employees of the Seller.

     Section 4.9 CONTRACTS. Set forth on SCHEDULE 4.9 is a list of each supply and customer contract and each material agreement, arrangement, commitment, license or other instrument, written or oral, relating to the Operations to which Seller is a party or by which Seller, the Purchased Assets or the Operations may be bound or affected. Such agreements, arrangements, commitments, and other instruments are valid, legal and binding obligations of the respective parties thereto (assuming that such instruments are binding on all parties thereto other than the Seller; the Seller has no knowledge to the contrary); and no defenses, offsets, or counterclaims thereto have been asserted, or, to Seller's knowledge, may be made by any party thereto. Seller has not received notice of any default under any of such instruments. To Seller's knowledge, there are no existing defaults or events or default, real or claimed, or events which with notice or lapse of time or both would constitute defaults, the consequences of which, severally or in the aggregate, would have a material adverse effect on the Operations. Except as indicated in Section 4.9 to the Disclosure Letter, to Seller's knowledge, there exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any contract, which would have a material adverse effect on the Operations.

     Seller is neither renegotiating any of the Transferred Agreements nor is it paying liquidated damages in lieu of performance thereunder. Except as set forth in Section 4.9 of the Disclosure Letter, any such Transferred Agreements may be transferred to Buyer pursuant to this Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. Complete and correct copies of each of the written Transferred Agreements have heretofore been delivered to Buyer by Seller.

     Section 4.10 NO VIOLATION, LITIGATION OR REGULATORY ACTION. Except as set forth in Section 4.10 of the Disclosure Letter, to Seller's knowledge (i) the Purchased Assets and their uses comply in all material respects with all applicable Requirements of Laws and Court Orders; (ii) Seller has complied in all material respects with all Requirements of Laws and Court Orders which are applicable to the Purchased Assets or the Austin Operations; (iii) there are no lawsuits, claims, suits, proceedings or investigations pending or threatened against or affecting Seller in respect of the Purchased Assets or the Austin Operations, and there are no lawsuits, suits or proceedings pending in which Seller is the plaintiff or claimant and which relate to the Purchased Assets or the Austin Operations; and (iv) there is no action, suit or proceeding pending or threatened which questions the legality of the transactions contemplated by this Agreement.

     Section 4.11 ENVIRONMENTAL MATTERS. Except as set forth in Section 4.11 of the Disclosure Letter: (i) the operations of the Austin Operations comply in all material respects with all applicable Environmental Laws; (ii) Seller has, in respect of the Austin Operations, obtained all environmental, health and safety Governmental Permits necessary for its operation or required by any Environmental Laws, and all such Governmental Permits are in good standing and Seller is in compliance in all material respects with all terms and conditions of such permits; (iii) to the knowledge of Seller in respect of the Austin Operations, neither Seller nor any of the present Seller Property or the Austin Operations, or the past Seller Property or the Austin Operations, is subject to any pending or ongoing investigation by, notice or order from or agreement with any Person (including, without limitation, any prior owner or operator of Seller Property) respecting (a) any Environmental Law, (b) any Remediation Activities or (c) any claim of Losses and Expenses arising from the Release or threatened Release of a Hazardous Material; (iv) to the knowledge of Seller, Seller is not, with respect to the Austin Operations, subject to any pending or existing judicial or administrative proceeding, Court Order or settlement alleging or addressing a violation of or liability under any Environmental Law; (v) Seller has not, with respect to the Austin Operations, filed or does not intend to file any notice or report under any Environmental Law reporting a violation of any Environmental Law, which violation has not been fully resolved to the satisfaction of the applicable governing body or entity; (vi) to the knowledge of Seller, there is not now, nor has there ever been, on or in any Seller
Property: (a) any underground storage tank or surface impoundment; or (b) any landfill or waste pile which either is or was used in a frequent manner to dispose or store any Hazardous Material or contained or contains a substantial volume of Hazardous Material; or (c) any polychlorinated biphenyls (PCB);
(vii) Seller has not received any notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Hazardous Material into the environment from or on any Seller Property or with respect to the Austin Operations which has not been withdrawn or settled;
(viii) no Environmental Encumbrance has attached to any Seller Property;
(ix) any asbestos-containing material which is on or part of any Seller Property (excluding any raw materials used in the manufacture of products or products themselves) is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any applicable Environmental Law; (x) to the knowledge of Seller, none of the products Seller manufacturers, distributes or sells in connection with the Austin Operations, contains asbestos-containing material; (xi) to the knowledge of Seller other than Hazardous Materials reasonably necessary for the conduct of the Austin Operations of Seller and other activities of the Seller at its retained facilities on the Seller's Property which are properly stored in accordance with applicable Environmental Laws, no Hazardous Material is present on Seller Property and to the knowledge of the Seller, no reasonable likelihood exists that any Hazardous Material present on other property will come to be present on Seller Property; (xii) all Hazardous Materials Activities associated with the Austin Operations and/or Seller Property have been conducted in compliance with applicable Environmental Laws except any deviations which have been corrected; (xiii) no Court Order, action, proceeding, liability or claim exists or, to the best knowledge of Seller is threatened, against any Disposal Facility or against Seller, with respect to any transfer, storage or disposal or release of Hazardous Materials generated by Seller to a Disposal Facility and to the knowledge of the Seller, there is no valid basis for such claim; (xiv) in respect of the Austin Operations and/or Seller's Property, Seller is not aware of any fact or circumstance, which could involve Seller in any environmental litigation or impose upon Seller any material environmental liability; (xv) Seller has delivered to Buyer or made available for inspections by Buyer and its agents and employees all records pertaining to Hazardous Materials Activities and all non-privileged environmental audits and environmental assessments of any Seller Property conducted at the request of, or otherwise available to, Seller and with respect to privileged environmental audits and environmental assessments, Seller has delivered to Buyer complete information, including redacted summaries, findings and/or conclusions, disclosed by such privileged audits and assessments; and (xvi) Seller has complied with all environmental disclosure obligations imposed upon Seller with respect to this transaction by applicable law.

     Section 4.12 FINANCIAL DATA. Seller has provided to Buyer certain information regarding the historical expenses and revenues of the Operations.
To Seller's knowledge, such historical information does not contain any material inaccuracies or misstatements. Financial projections, if any, were prepared based on the judgment of the management of the Operations. Seller makes no representation or warranty as to the accuracy of any such financial projections.

     Section 4.13  STATEMENT OF ASSETS AND LIABILITIES; FINANCIAL
STATEMENTS. The Interim FSAL is true, complete and accurate, has been prepared in accordance with Seller's accounting policies and practices which are in compliance with GAAP as consistently applied and fairly presents as of December 31, 1995 the financial condition of the Operations and the Purchased Assets and Assumed Liabilities.

     Section 4.14 NO FINDER. Neither Seller nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

     Section 4.15 DISCLOSURE. None of the representations or warranties of Seller contained herein, none of the information contained in the Schedules hereto or the Disclosure Letter contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

     Section 4.16  KNOWLEDGE.   As used in this Article 4, the terms "to
Seller's knowledge" and "to the knowledge of the Seller" and phrases of similar import shall mean the actual knowledge of the persons listed on Schedule 4.16.


                                    ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, each of Buyer and Solectron, as the case may be, hereby represents and warrants to Seller and agrees as follows:

     Section 5.1 ORGANIZATION OF BUYER. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to transact business in each of the jurisdictions in which the ownership or leasing of the Purchased Assets or the conduct of the Operations pursuant to this Agreement requires such qualification, and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted and as proposed to be conducted pursuant to this Agreement.

     Section 5.2 AUTHORITY OF BUYER AND SOLECTRON. Buyer has full power and authority to execute, deliver and perform all of the Additional Agreements and to consummate the transactions contemplated thereby, and each of Buyer and Solectron has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of the Additional Agreements by Buyer have been duly authorized and approved by the board of directors of Buyer, and do not require any further authorization or consent of Buyer or its stockholders. The execution, delivery and performance of this Agreement by each of Buyer and Solectron have been duly authorized and approved by the boards of directors of Buyer and Solectron, respectively, and do not require any further authorization or consent of Buyer or Solectron or their respective stockholders. This Agreement has been duly authorized, executed and delivered by each of Buyer and Solectron and is the legal, valid and binding agreement of each of Buyer and Solectron enforceable in accordance with its terms, and each of the Additional Agreements have been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

          Neither the execution and delivery of this Agreement or any of the Additional Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will: (i) violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (1) the organizational documents of Buyer, (2) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer or Solectron is a party or any of its properties is subject or by which Buyer or Solectron is bound, (3) any Court Order to which Buyer is a party or by which it is bound or (4) any Requirements of Laws affecting Buyer; or (ii) require the approval, consent, authorization or act of, or the making by Buyer or Buyer Group Member of any declaration, filing or registration with, any Person, including, without limitation, obtaining any Governmental Permit other than those Governmental Permits listed in Section 4.5 of the Disclosure Letter.

     Section 5.3 NO FINDER. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

     Section 5.4 CASH CONSIDERATION. Buyer will, at the Closing, have available sufficient cash to enable it to perform its obligations under this Agreement.

                                    ARTICLE 6

                        ACTION PRIOR TO THE CLOSING DATE

     The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing.

     Section 6.1 INVESTIGATION OF THE OPERATIONS BY BUYER. Prior to the Closing, upon reasonable advance notice by Buyer to Seller, Seller shall afford to the officers, employees and authorized representatives of Buyer (including, without limitation, independent public accountants and attorneys) reasonable access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of Seller with respect to the Operations and shall furnish to Buyer or its authorized representatives such additional information concerning the Purchased Assets and the Operations as shall be reasonably requested, including all such information as shall be reasonably necessary to enable Buyer or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Seller contained in this Agreement have been complied with and to determine whether the conditions set forth in Article 8 have been satisfied. Such investigation shall be conducted in such a manner as not to interfere unreasonably with the Operations, and Seller shall have no duty hereunder to provide access to Seller to any information as to which Seller owes any third party a duty of confidentiality without such third party's prior written consent. No investigation made by Buyer or its representatives hereunder shall affect the representations and warranties of Seller.

     Section 6.2 PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the parties hereto shall refrain from taking any action which would render any representation or warranty contained in Article 4 or 5 of this Agreement not to be true and correct in all material respects as of the Closing Date. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.
Seller shall promptly notify Buyer of any lawsuit, claim, proceeding or investigation that is threatened, brought, asserted or commenced against Seller which would have been listed in Section 4.10 of the Disclosure Letter if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

     Section 6.3 GOVERNMENTAL APPROVALS. During the period prior to the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to secure any consents and approvals of any Governmental Body required to be obtained by them in order to assign or transfer any Transferred Permits to Buyer to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in Sections 8.3 and 9.3; PROVIDED that Seller shall not make any agreement or understanding affecting the Purchased Assets or the Operations as a condition for obtaining any such consents or approvals except with the prior written consent of Buyer, which such consent shall not be unreasonably withheld.

     Section 6.4 UPDATE TO DISCLOSURE. Without limiting either party's right to rely on the representations and warranties as set forth herein, each of Buyer and Solectron and Seller shall provide the other party with updates to the disclosures provided or made available to the other party as to material facts which arise between the date of this Agreement and the Closing Date and which, if they had occurred and been known prior to the date of this Agreement, would have been required to have been disclosed in order to make the representations and warranties contained in Articles 4 and 5 true and correct as of the date of this Agreement. In addition, (i) Buyer and Solectron shall provide Seller with updates if, between the date hereof and the Closing Date, there is a change in the condition (financial or otherwise), business, prospects, employees, operations, obligations or liabilities of Buyer which, in the aggregate, have or may be reasonably expected to have a materially adverse effect on the condition (financial or otherwise), business, prospects or results of operations of Buyer and its subsidiaries on a consolidated basis and (ii) Seller shall provide Buyer and Solectron with updates if, between the date hereof and the Closing Date, there is a change in the Purchased Assets or any change in the condition (financial or otherwise), business, prospects, employees, operations, obligations or liabilities of the Operations which, in the aggregate, have or may be reasonably expected to have a materially adverse effect on the condition (financial or otherwise), business, prospects or results of operations of the Operations. The foregoing updates to the Disclosure Letter and the representations of Buyer and Solectron hereunder shall be deemed to qualify the representations contained herein for all purposes other than Sections 8.1 and
9.1 hereof.

     Section 6.5  OPERATIONS PRIOR TO THE CLOSING.

          (a) Except as expressly contemplated by this Agreement, (i) Seller shall operate and carry on the Operations only in the ordinary course and substantially as presently operated; (ii) Seller shall keep and maintain the Purchased Assets in reasonably good operating condition and repair and, except to the extent specifically agreed to in writing by Buyer, shall use commercially reasonable efforts to maintain the business organization of the Operations intact and to preserve the goodwill of the suppliers, contractors, employees, customers and others having business relations with the Operations, and
(iii) Seller shall not (A) transfer or cause to be transferred from or to Seller any Regular Personnel without the knowledge of the Buyer, except for voluntary transfers requested by any Regular Personnel, or (B) otherwise attempt to persuade any Regular Personnel to terminate his or her relationship with the Operations.

          (b) In furtherance of the foregoing subsection, and without limitation thereof, except as expressly contemplated by this Agreement or except with the express written approval of Buyer, Seller shall (i) use the Purchased Assets in the usual, regular and ordinary course and in substantially the same manner as heretofore used, (ii) continue to make payments when due and not slow down those payments as compared to its normal payment procedures and to perform its obligations under the leases, contracts, commitments and other agreements included in the Purchased Assets, (iii) maintain insurance against loss or damage to the Purchased Assets and such other insurance with respect to the Purchased Assets as has heretofore been maintained, (iv) not sell, dispose of or encumber or enter into any agreement for the sale, disposition or encumbrance of, all or any part of the Purchased Assets, except for the sale of Inventory in the ordinary course of business, (v) with respect to any employee who is or would thereby become Regular Personnel, not enter into any employment contract or, except in the ordinary course of business, increase any such employee's compensation or benefits, and (vi) not enter into any contracts or commitments not in the ordinary course of business or involving receipt or payment of more than $100,000.

     Section 6.6 NOTIFICATION BY SELLER OF CERTAIN MATTERS. Subject to the applicable confidentiality provisions of this Agreement, during the period prior to the Closing, Seller will as promptly as reasonably possible under the circumstances advise Buyer in writing of (a) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement,
(b) any material change in any representation or warranty contained in Article 4 of this Agreement, and (c) any material default under any Transferred Agreement or Governmental Permit or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which Seller has knowledge.

     Section 6.7  CONFIDENTIALITY.

          (a) Buyer and Solectron agrees that, unless and until each and every one of the transactions contemplated hereby shall have been consummated, it and its representatives will hold in strict confidence all information and documents received from Seller concerning the Purchased Assets and the Operations, and Buyer and Solectron will not use any such information and documents for any purpose other than in connection with the transactions contemplated hereby. If the transactions herein contemplated are not consummated, Buyer and Solectron will continue to hold such information and documents in strict confidence and, upon receipt of notice requesting such action, will return to Seller all such documents then in Buyer's or Solectron's possession without retaining copies thereof; PROVIDED, HOWEVER, that Buyer's and Solectron's obligations to maintain such confidentiality shall not apply to any information or documents that are required by applicable law or the terms of this Agreement to be disclosed, that are in the public domain at the time furnished, or that become in the public domain thereafter through any means other than as a result of any act of Buyer or Solectron, its respective agents, officers, directors, or shareholders which constitutes a breach of this Agreement.

          (b) Seller agrees that, after the Closing, it and its representatives will hold in strict confidence all information concerning the Purchased Assets and the Operations and all information provided by Buyer or Solectron to Seller under the terms of this Agreement and will not use such information except in furtherance of its continuing business relationships with Buyer and Solectron. If the transactions herein contemplated are not consummated, Seller will continue to hold such information in strict confidence; PROVIDED, HOWEVER, that Seller's obligations hereunder shall not apply to any information or documents that are required by applicable law or the terms of this Agreement to be disclosed, that are in the public domain at the time furnished, or that become in the public domain thereafter through any means other than as a result of any act of Seller, its agents, officers, directors, or stockholders which constitutes a breach of this Agreement.

     Section 6.8 HSR ACT APPROVALS. Promptly following the execution of this Agreement, Seller and Buyer shall each file a Premerger Notification and Report Form and all documentary attachments thereto to be filed with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"). Buyer shall pay all filing fees required by the HSR Act in connection with the transactions contemplated by this Agreement. Seller and Buyer shall file any additional information requested by the FTC or the DOJ in connection with this Agreement or the transactions contemplated hereby as soon as practicable after receipt of any request for such information. Neither Seller nor Buyer shall unreasonably take or fail to take any action which reasonably could be expected to have the effect of delaying, impairing or impeding the receipt of approval under the HSR Act as contemplated by this Section 6.8, provided, however, that this sentence shall not be construed to require either party to transfer or assign rights or other assets to a third party.

     Section 6.9 PREPARATION OF FINANCIALS. The parties acknowledge that financial statements have never been prepared and are not currently available for the Operations. Buyer has advised Seller of the form and content of the audited and unaudited historical financial statements and other financial data of the Operations required by Buyer to comply with its filing obligations with the SEC under the rules and regulations of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including Regulation S-X) in connection with the consummation of the transactions contemplated hereby (the "Financial Statements"). Seller shall cause the Financial Statements to be prepared and delivered to Buyer as soon as practicable with a view to enabling Buyer to timely file the Financial Statements with the SEC. The Financial Statements will conform to the requirements of the Exchange Act as set forth in the notice of Buyer. Seller shall pay all fees and expenses of Ernst & Young, LLP in connection with the preparation of the Financial Statements.


                                    ARTICLE 7

                              ADDITIONAL AGREEMENTS

     Section 7.1  EMPLOYMENT MATTERS.

          (a) At or prior to Closing, Buyer will offer employment to all individuals who are Regular Personnel and Other Personnel (such employment to be deemed to become effective at 11:59 p.m. Central Standard Time on March 31, 1996 (the "New Employment Start Date") and to be contingent upon the consummation of the transactions contemplated by this Agreement). Employment will be offered beginning on the New Employment Start Date at base salary rates equal to at least the current base salary rates as of February 1, 1996 set forth in
Schedule 4.8(c) hereto. Employees who are on authorized paid or FMLA leave at the time of the closing will be offered employment upon their return in accordance with Seller's leave of absence policy. The New Employment Start Date for such Regular Personnel and Other Personnel shall commence at 11:59 p.m. Central Standard Time of the day of their return. For all purposes of this Agreement, the term "base salary rate" shall refer to base salary or wage and shall not include overtime, bonuses, shift premiums or any other amounts over and above base salary or base wage.

          (b) Seller shall terminate all Regular Personnel and Other Personnel as of the Closing Date, such termination to be deemed effective as of 11:59 p.m. Central Standard Time on March 31, 1996. Seller agrees that all Regular Personnel and Other Personnel will complete their workdays prior to 11:59 p.m. Central Standard Time on March 31, 1996. Effective as of 11:59 p.m. Central Standard Time on March 31, 1996, Buyer will hire, on an "at will" basis and subject to Buyer's terms, conditions and policies of employment, if any, each of the Regular Personnel and Other Personnel who are terminated by Seller on the Closing Date pursuant to the foregoing sentence. Buyer agrees not to unilaterally reduce the base salary rate of any such employee for a period of two (2) years from the Closing Date except for performance reasons or significant changes in job responsibilities in accordance with Buyer's normal review procedures. Buyer reserves the right to redefine job content or position description of any employee. Nothing contained in this Section 7.1 is intended or shall be deemed to (a) require Buyer to employ such persons for any fixed or predetermined time, or (b) confer upon any employee of Seller, past, present, or future, any rights of employment of any nature, it being understood and agreed that the provisions of this Section 7.1 are intended to set forth an agreement among Buyer and Seller, and are not intended to benefit any persons not party to this Agreement, including such employees.

          (c) From the date hereof to the Closing Date, Seller agrees to use reasonable efforts to assist Buyer in identifying, recruiting and hiring Regular Personnel and Other Personnel to establish operations substantially comparable to the Austin Operations as of the Closing Date; provided, however, that Seller shall have no obligation to interview personnel on Buyer's behalf.

          (d) Buyer shall pay to New Regular Personnel who remain continuously employed by Buyer for a twelve (12) month period beginning on the New Employment Start Date a retention bonus in an amount equal to one month of such New Regular Personnel's annualized earnings based upon his or her base salary rate as of February 1, 1996 as shown on Schedule 4.8(c) hereto. Seller shall reimburse Buyer for the cost of such retention bonuses, which shall be paid within three(3) business days following any such payments, or as soon as practicable thereafter. Buyer shall also pay to New Regular Personnel who remain continuously employed by Buyer on the first and second anniversary of this Agreement and who as of Closing (1) had completed fifteen (15) full years of service with Seller and (2) had not attained age fifty (50), service awards in an amount equal to one-half of one percent (0.5%) of such New Regular Personnel's annualized earnings based upon his or her base salary rate as of February 1, 1996 as shown on Schedule 4.8(c) hereto multiplied by the number of full years of service completed by such New Regular Personnel. Seller shall reimburse Buyer the amount of the service awards within three (3) business days following payments.

          (e) Buyer will provide to all Regular Personnel and Other Personnel who accept Buyer's offer of employment extended pursuant to Section 7.1(a) above, employee benefits equivalent to such benefits provided generally to all employees of Buyer. Such employees shall not receive credit for employment service with Seller through the New Employment Start Date for purposes of determining eligibility for participation and determining such employee's interests under any employee benefit plans of Buyer. Medical coverage insurance provided by Buyer for such employees and their covered dependents will not include exclusions for pre-existing conditions, nor will insurance physicals be required. Buyer reserves the right, in its sole discretion, to change elements of the employment benefits provided its employees, including any New Regular Personnel hired pursuant to this Section 7.1.

          (f) (1) New Regular Personnel shall be employed subject to Buyer's customary employment, compensation and benefit policies, including, but not limited to, bonus policies, overtime, shift premium, paid time off, other similar policies, and, except as provided in (2) below, vacation pay policies.

               (2) New Regular Personnel shall accrue vacation pay under Buyer's vacation pay policy, except, in addition to vacation accrued in accordance with Buyer's policy, New Regular Personnel who, under Seller's vacation policy in effect prior to January 1, 1996 would have accrued three (3) weeks vacation per year with Seller (at the time of the Closing), shall have one
(1) weeks vacation credited to their vacation account on the New Employment Start Date, and one (1) weeks additional vacation credited to their vacation account at the one (1) year anniversary of their New Employment Start Date, provided that such employee has been continuously employed by Buyer during that period. New Regular Personnel who, under Seller's vacation policy in effect prior to January 1, 1996 would have accrued four (4) weeks vacation per year with Seller (at the time of the Closing), shall have two (2) weeks additional vacation pay credited to their vacation date at the time of their New Employment Start Date, and on the one (1) year anniversary thereof, provided they are continuously employed by Buyer during that period. Thereafter, all New Regular Personnel will be credited vacation pay solely in accordance with Buyer's vacation pay policy.

               (3) Seller shall be responsible after the Closing for the COBRA continuation coverage of all dependents and former spouses of Regular Personnel and Other Personnel who elect or become entitled (because of the occurrence of a qualified event) to elect such coverage prior to the Closing. Seller shall offer medical and dental continuation coverage under its health benefit plan ("Seller's Health Plan") to all New Regular Personnel and their dependents pursuant to the provisions of COBRA.

                    During the period that COBRA continuation coverage is in effect, Buyer shall collect and transmit to Seller's Health Plan at least monthly, the applicable COBRA premium for each Qualified Beneficiary.

               (4) Seller shall amend the TI Employees Pension Plan so as to provide that effective upon their employment with Buyer, New Regular Personnel shall continue to accrue credited service for vesting (as such term is defined in the TI Employees Pension Plan) until the first to occur of the termination of their employment with Buyer, the day the employee first satisfies the requirements for Early Retirement, or the fifth anniversary of their becoming New Regular Personnel. Seller shall further amend the TI Employees Pension Plan effective prior to Closing, to credit employees of the Operations who have attained age fifty (50) and who have at least fifteen (15) full years of service, but who have not met the service requirement for an early retirement benefit under the TI Employees Pension Plan with the number of years and days of credited service for benefit accrual (not to exceed five (5) years of such service) that would have been accrued under the plan if the employee were continuously employed from the date that the employee first met the requirements for early retirement under the plan.

               (5) Seller shall amend the TI Universal Profit Sharing Plan (the "TI Plan") so as to cause all New Regular Personnel to be one hundred percent (100%) vested as to their account balances under such TI Plan as of the New Employment Start Date. Seller shall allow all New Regular Personnel under the TI Plan to elect to transfer their account as provided in Code Section 411(d)-4. Solectron shall amend its 401(k) Plan (the "Solectron Plan") to permit the Solectron Plan (i) to accept transfers (including transfers of loans) of the New Regular Personnel TI Plan Accounts, and (ii) to "grandfather" any such loans transferred from the TI plans. Seller and Buyer agree to work together as to the details of the foregoing transfers with a view toward (i) maximizing the flexibility offered New Regular Personnel as to disposition of their TI Plan accounts, (ii) avoiding the necessity for accelerated loan repayments, (iii) issues involving Seller's stock, and (iv) avoiding unnecessary administrative burdens for Seller.

          (g) Buyer shall prepare and furnish to Regular Personnel and Other Personnel who accept Buyer's offer of employment extended pursuant to Section 7.1(a) above, Form W-2 which shall reflect all wages and compensation paid to such employees for that portion of the calendar year in which the Closing occurs during which such employees were employed by Seller. Seller shall furnish to Buyer the Forms W-4 and W-5 of each Regular Personnel and Other Personnel who accept Buyer's offer of employment extended pursuant to Section 7.1(a) above. Buyer shall send to the appropriate Social Security Administration office a duly completed Form W-3 and accompanying copies of the duly completed Form W-2. It is the intent of the parties hereunder that the obligation of Buyer and Seller under this Section 7.1 shall be carried out in accordance with Section 5 of the Internal Revenue Service's Revenue Procedure 84-77. To the extent possible, all previously authorized payroll deductions of Regular Personnel shall continue following the Closing.

          (h) Seller agrees to hold harmless and indemnify Buyer from and against any severance pay, Worker Adjustment and Retraining Notification Act ("WARN") liability or damages, discrimination or other employee related claims or damages arising or resulting from Seller's actions prior to, on or after the Closing Date. Solectron and Buyer agree to hold harmless and indemnify Seller from and against any severance pay, WARN Act liability or damages, discrimination, labor law or other employee related claims or damages arising or resulting from Solectron's or Buyer's actions prior to, on or after the Closing Date with respect to New Regular Personnel; provided, however, that neither Solectron nor Buyer shall have any liability for severance pay or other benefits payable under Seller's employee benefit plans or benefit arrangements solely as a result of the transactions contemplated by this Agreement, including, but not limited to, the termination by Seller of Seller's Regular Personnel and Other Personnel pursuant to Section 7.1(b) above.

          (i) Notwithstanding anything to the contrary herein, New Regular Personnel who, on the Closing Date, are employed in the U.S. pursuant to a work or training visa shall become New Regular Employees of the Buyer at such times, and under such terms and conditions as Seller and Buyer shall agree. Prospective new employees of the Austin Operations to whom Seller has made offers prior to the Closing, shall become New Regular Employees of the Buyer only if Seller and Buyer so agree.

          (j) Upon each offer of employment Buyer shall request from New Regular Personnel and provide to Seller a signed release and consent to the transfer by Seller to Buyer of the personnel records of such employee maintained by Seller. All Personnel records of each employee who signs such release and consent shall be transferred by Seller to Buyer as soon as practicable after such release and consent is provided to Seller. With respect to New Regular Personnel who do not sign such release and consent, only the name, Seller employee number, social security number, W-4 income tax withholding form information, current job assignment, current rate of wages or salary, and the amount of service completed with Seller and its subsidiaries shall be transferred. In the event any applicable laws or regulations prohibit or restrict the transfer of personnel information pursuant to this paragraph (j), the obligations of Seller shall be to transfer only such information as shall be permitted by such laws or regulations. Buyer shall make all such records available to Seller in the future upon request so long as Buyer retains such records under its normal policies.

          (k) Seller has undertaken reasonable efforts under its established procedures to complete and retain legally prescribed I-9 employment forms on all employees hired by Seller since the effective date of the requirements to complete such forms. Seller will transfer all such forms to Buyer together with the personnel records transferred pursuant to paragraph (j).

          (l) Other provisions with regard to personnel of the Malaysia Operations will be set forth in the Malaysia Asset Purchase Agreement.

          (m) Since January 29, 1996, Buyer has, with Sellers's approval, offered employment to individuals who are currently employed by Seller at the site of the Austin Operations (the "Other Personnel") and who are not listed on
Schedule 4.8(c). Schedule 7.1(m) contains (i) a list of all Other Personnel as of March 28, 1996; (ii) the then current base salary rate (as defined in Section 7.1(a) above) provided by Seller to such employees.

     Section 7.2  TAXES.

          (a) Subject to Section 2.3 hereof and notwithstanding anything to the contrary in Article 10 below, Seller shall be responsible for and pay all Taxes of Seller, its affiliates, the Operations or the Purchased Assets arising at any time with respect to periods ending on or prior to the Closing Date, including the portion of real, personal or other property taxes attributable to such periods.

          (b) To the extent relevant to the Purchased Assets and the Operations, Seller shall (i) provide Buyer with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide Buyer with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other tax proceeding.

Seller shall retain all relevant documents, including prior year's Tax Returns, supporting work schedules and other records or information that may be relevant to such returns and shall not destroy or otherwise dispose of any such records without the prior written consent of Buyer.

     Section 7.3 CONFIDENTIAL TREATMENT. Solectron agrees to seek confidential treatment under Rule 24b-2 promulgated under the Exchange Act for this Agreement and any Additional Agreement Solectron proposes to file with the SEC. Prior to the proposed filing of any such agreements, Solectron shall (i) give Seller reasonable prior written notice of such proposed filing, (ii) seek confidential treatment for those portions of such agreements reasonably requested by Seller,
(ii) use reasonable efforts to secure such confidential treatment, and (iv) to the extent and for such period as confidential treatment is secured, hold all such information in strict confidence.

     Section 7.4  COVENANT NOT TO COMPETE.

          (a) For a period of eight (8) years from and after the Closing Date no Seller Group Member shall engage anywhere in the world in the primary business currently engaged in by the Operations which consists of assembly of electronic boards and subsystems for third parties; provided, however, that nothing herein shall preclude Seller or any Seller Group Member from
(i) manufacturing boards, subsystems or products designed wholly or partly by or for Seller or any Seller Group Member for internal use or sale to third parties or the manufacture or assembly of boards and subsystems for inclusion in such products, (ii) design of ASIC products for customers or providing design services for customers that involve products marketed or sold to third parties, or (iii) engaging in activities by Seller's businesses that are ancillary to marketing Seller's components, subsystems or products, (iv) continuing to engage in the custom manufacturing services business currently engaged in at its current site in Aversa, Italy subsequent to the Closing, (v) manufacturing and selling boards, subsystems or products for U.S. or foreign government end use and military specification items, or engaging in activities that are ancillary to marketing such items, (vi) continuing to engage in the business currently engaged in by the Circuit Card Assembly operation in Lewisville, Texas, and
(vii) except as provided in Section 7.4(b) below.

          (b) For a period of two (2) years from and after the Closing Date, no Seller Group Member will acquire (by asset purchase, stock purchase, merger, consolidation or otherwise) a Person which is primarily engaged in substantially the same business as is currently engaged in by the Operations.

          (c) For a period of twenty-five (25) months following the Closing Date, Seller, Solectron and Buyer shall not solicit for employment or hire, employ or otherwise retain (whether as an employee, officer, agent, consultant, advisor or in any capacity whatsoever) any employee of either of the other parties, or any employee in the Operations of Seller as of the Closing Date, including Regular Personnel who refuse an offer of employment by Buyer, without the prior written consent of such other party except as agreed to by Buyer and Seller in connection with the Malaysia Operations pursuant to the terms of the Malaysia Asset Purchase Agreement; provided that Buyer shall have the right to employ as a New Regular Employee any employee of the Austin Operations whose employment with Seller was terminated on the New Employment Start Date pursuant to Section 7.1(b) above.

          (d) If any of paragraphs (a), (b) or (c) of this Section 7.4 is materially breached by any Seller Group Member, then the time period set forth in the Section so breached shall be extended by an additional period of time equal to the duration of such breach.

          (e) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.4 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision with a term or provision and this Agreement will be enforceable as so modified.

     Section 7.5 MALAYSIA OPERATIONS. Solectron and Seller agree that it is their intention that Solectron Technology Sdn. Bhd. purchase from Texas Instruments Electronic Systems Sdn. Bhd., and Texas Instruments Electronic Systems Sdn. Bhd. sell to Solectron Technology Sdn. Bhd., certain assets of the Malaysia Operations. Promptly following the execution of this Agreement, Solectron and Seller agree to negotiate in good faith to complete mutually acceptable agreements relating to the purchase certain assets of the Malaysia Operations, which agreements shall (i) include a purchase price equal to the net book value of the Malaysia Operations as of the Closing; (ii) provide for the consignment of Purchased Assets of the Malaysia Operations back to Texas Instruments Electronic Systems Sdn. Bhd.; and (iii) provide for a subcontract arrangement for Texas Instruments Electronic Systems Sdn. Bhd. to perform the Transferred Agreements on behalf of Solectron Technology Sdn. Bhd.

     Section 7.6 TRANSITION SUPPORT PAYMENTS. Seller agrees to provide to Buyer $3,000,000 in services or in the form of a credit against payments due by Buyer for transition support expenses incurred following the execution of this Agreement. Transition support expenses shall include, but not be limited to, costs and expenses incurred by Buyer under the Lease Agreement and the Master Services Agreement.

     Section 7.7  INTELLECTUAL PROPERTY MATTERS.

[***************]


* Confidential Treatment Requested

[***************]

     Section 7.8

[***************]


* Confidential Treatment Requested

[***************]

     Section 7.9  MANUFACTURING SERVICES.

     Promptly following the date hereof, Seller and Solectron agree to work in good faith to establish by the Closing Date a Manufacturing Services Framework Agreement to provide for a framework whereby Seller and Solectron shall identify new business opportunities for Solectron to provide manufacturing services to Seller and Seller Group Members.

     Section 7.10 PRODUCT WARRANTY. Buyer shall be responsible for repair or replacement of all products sold by the Operations prior to the Closing Date in accordance with the product warranty terms of the Operations. To the extent such product warranty obligations constitute Retained Liabilities, Seller shall reimburse Buyer for the costs incurred by Buyer in connection therewith.

     Section 7.11 INTELLECTUAL PROPERTY LICENSE. With respect to the following enumerated categories of Retained Intellectual Property, Seller hereby grants to each Buyer Group Member an irrevocable, perpetual, sublicenseable, fully-paid royalty free, worldwide right and license to use, practice and otherwise exploit: Copyrights, Trade Secrets, and non-patented technology and manufacturing processes (exclusive of Seller's patents and patented manufacturing processes) and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data and copyrightable works which comprise Retained Intellectual Property in substantially the same manner that such Retained Intellectual Property is currently being used, practice or exploited by the Operations or is reasonably anticipated to be used, practiced or otherwise exploited by the Operations. Buyer agrees to protect any such Trade Secrets against unauthorized disclosure or misuse with the same degree of care that it uses with respect to its own Trade Secrets of like importance.

     Section 7.12 TECHNOLOGY SHARING. Promptly following the Closing, Buyer, Seller and Solectron agree to work in good faith to identify areas in which sharing of certain technology and know-how would be beneficial to both Parties. The Parties agree that such cooperation may include, among others (a) annual meetings between Buyer, Seller and Solectron to share technology "road maps" in areas such as (i) interconnect technology and semiconductor packaging, (ii) ASIC design and (iii) ASIC design tools; and (b) concerted efforts to identify potential collaborative opportunities


* Confidential Treatment Requested
or joint projects of mutual interest such as (i) bare die placement capability,
(ii) bare die test capability and (iii) multi-chip module products and processes The Parties also agree to execute an appropriate non-disclosure agreement relating to the foregoing promptly following the Closing.

     Section 7.13 MATERIAL ADVERSE CHANGE. In the event of a material adverse change in the Purchased Assets or the Operations (including, but not limited to, any material adverse change resulting from fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage) subsequent to the date of this Agreement and prior to the Closing Date, the Parties agree to negotiate in good faith an adjustment to the Purchase Price to reflect such change. In the event the Parties are unable to agree on an adjustment to the Purchase Price, the Parties shall submit such matter to binding arbitration in accordance with AAA procedures for arbitration in force as of the date of such arbitration proceedings. Notwithstanding the foregoing, the Parties agree that a material adverse change shall not include any change in general business environment or any change in the Purchased Assets or Operations resulting primarily from the actions of Solectron or any of its representatives.

                                    ARTICLE 8

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

     The obligations of Buyer under this Agreement shall be subject, at the option of Buyer, to the satisfaction, on or prior to the Closing Date, of the following conditions.

     Section 8.1 NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. Each of the representations and warranties of Seller contained or referred to herein and in the Additional Agreements shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer; and there shall have been delivered to Buyer a certificate or certificates to such effect, dated the Closing Date, signed on behalf of Seller by Marvin S. Self, Senior Vice President, Systems & Software Businesses, of Seller or such other authorized employee of Seller as agreed to by Buyer and Solectron.

     Section 8.2 NO RESTRAINT OR LITIGATION. No action, suit, investigation or proceeding shall have been instituted or overtly threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

     Section 8.3 NECESSARY GOVERNMENTAL APPROVALS. The parties shall have received all approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby, which are either specified in Section 4.2 of the Disclosure Letter or otherwise required to be obtained prior to the Closing by applicable Requirements of Law.

     Section 8.4 NECESSARY CONSENTS. Seller shall have received the consents specified on Schedule 8.4 hereto, in form and substance reasonably satisfactory to Buyer, to the transactions contemplated hereby from the other parties to such Transferred Agreements.

     Section 8.5 EMPLOYEES. The key employees of the Austin Operations identified on Schedule 8.5 shall have accepted (which acceptances shall not have been withdrawn) offers of employment by Buyer extended as contemplated by
Section 7.1 above.


                                    ARTICLE 9

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     The obligations of Seller under this Agreement shall be subject, at the option of Seller, to the satisfaction, on or prior to the Closing, of the following conditions:

     Section 9.1 NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. Each of the representations and warranties of Buyer and Solectron contained or referred to in this Agreement and the Additional Agreements shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller or any transaction contemplated by this Agreement; and there shall have been delivered to Seller a certificate or certificates to such effect, dated the Closing Date and signed on behalf of Buyer and Solectron by an authorized employee of each of Buyer and Solectron.

     Section 9.2 NO RESTRAINT OR LITIGATION. No action, suit or proceeding by any Governmental Body shall have been instituted or overtly threatened to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

     Section 9.3 NECESSARY GOVERNMENTAL APPROVALS. The parties shall have received all approvals and actions of or by all Governmental Bodies necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Closing Date by applicable Requirements of Laws.


                                   ARTICLE 10

                                 INDEMNIFICATION

     Section 10.1 INDEMNIFICATION BY SELLER. With the exception of the Seller Environmental Liabilities described in Section 10.6, Seller agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expense incurred by such Buyer Group Member in connection with or arising from:

          (a)  any breach by Seller of any of its covenants in this Agreement;

          (b) any breach of any warranty or the inaccuracy of any representation of Seller contained or referred to in this Agreement or any certificate delivered by or on behalf of Seller pursuant hereto; and

          (c)  the Retained Liabilities.

     The indemnification provided for in Section 10.1(b) shall terminate one
(1) year after the Closing Date and no claims shall be made by any Buyer Group Member under Section 10.1(b) thereafter, except that the indemnification by Seller shall continue as to any Loss or Expense of which any Buyer Group Member has notified Seller in accordance with the requirements of Section 10.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.1, as to which the obligation of Seller shall continue until the liability of Seller shall have been determined pursuant to this
Article 10, and Seller shall have reimbursed all Buyer Group Members for the full amount of such Loss and Expense in accordance with this Article 10.

     Section 10.2 INDEMNIFICATION BY BUYER. Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Loss and Expense incurred by such Seller Group Member in connection with or arising from:

          (a) any breach by Buyer or Solectron of any of its covenants in this Agreement;

          (b) any breach of any warranty or the inaccuracy of any representation of Buyer or Solectron contained or referred to in this Agreement or any certificate delivered by or on behalf of Buyer or Solectron pursuant hereto; and

          (c)  the Assumed Liabilities.

          The indemnification provided for in Section 10.2(b) shall terminate one (1) year after the Closing Date, and no claims shall be made by any Seller Group Member under Section 10.2(b) thereafter, except that the indemnification by Buyer shall continue as to any Loss or Expense of which Seller has notified Buyer in accordance with the requirements of Section 10.3 on or prior to the date such indemnification would otherwise terminate in accordance with this
Section 10.2, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this Article 10, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Loss and Expense in accordance with this Article 10.

     Section 10.3  NOTICE OF CLAIMS.

          (a) Any Buyer Group Member or Seller Group Member (the "Indemnified Party") seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; PROVIDED, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; and PROVIDED FURTHER, that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

          (b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this
Article 10 shall be determined in accordance with the dispute resolution mechanism set forth in Section 12.15 hereto. The Indemnified Party shall have the burden of proof in establishing the amount of Loss and Expense suffered by it.

     Section 10.4 EXCLUSIVITY OF REMEDY. Except as otherwise specifically set forth herein or in any Additional Agreement, the indemnification provisions contained in this Article 10 shall be deemed to be, to the extent permitted by law, the exclusive remedy or exclusive means to obtain relief, as the case may be, of any party hereto in the event of any breach of any representation, warranty, covenant or agreement contained herein (or in any certificates or other documents delivered pursuant hereto) by any other party hereto or with respect to any claim of any third party arising out of or in connection with this Agreement or the transactions contemplated hereby, and the provisions of this Article 10 shall be in lieu of, any other rights or remedies that may be available to any party at law, in equity or otherwise.

     Section 10.5  THIRD PERSON CLAIMS.

          The Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any third person claim, action or suit against any Indemnified Party as to which indemnification will be sought by such Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; PROVIDED, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnitor has so elected to conduct and control the defense thereof. So long as the Indemnitor is defending in good faith any third party claim as to which indemnification has been sought hereunder, the Indemnified Party shall not settle or compromise such third party claim.

     Section 10.6  ENVIRONMENTAL INDEMNIFICATION BY SELLER.

          (a) INDEMNIFICATION. Seller agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by any of them, to the extent caused by or arising out of any of the following "Seller Environmental Liabilities":

                    (i) Except to the extent discharged, disposed of or released by any Buyer Group Member or any of such Buyer Group Member's agents, employees and contractors, any

Hazardous Material present in the soil, groundwater, underground storage tanks or indoor air or outdoor air in amounts harmful to health or the environment on or about the Seller Property, or past Seller Property, or any property in the vicinity of the Seller Property to the extent, with respect to such property, that the presence of Hazardous Materials is caused by or in any way related to Seller's Operations, prior to or after the Closing Date;

                    (ii) Any Hazardous Material Activity conducted in the course of the Operations on or before the Closing Date or by Seller, any Seller Group Member or any of such Member's agents, employees or contractors on or about the Seller Property at any time;

                    (iii) The exposure of any employee of the Seller or any other person to any Hazardous Material in the course of, or as a consequence of, any Hazardous Material Activity conducted in the course of the Operations of Seller on or before the Closing Date or by Seller or any Seller Group Member or any of such Member's agents, employees or contractors on or about the Seller Property at any time; or

                    (iv) The presence at any Disposal Facility of any Hazardous Material generated in the course of the Operations of Seller and transferred from the Seller Property prior to the Closing Date, or in connection with a Hazardous Material Activity conducted on or about the Seller Property by Seller or any Seller Group Member or any of such Member's agents, employees and contractors at any time.

                    (v) The cleanup and/or remediation of (a) any state or federal Superfund site(s) or (b) any Hazardous Material, waste disposal and/or recycle facilities in which Seller or any Seller Group Member may be or have been designated as a "Potentially Responsible Party," or may be or are in any way and to any extent responsible for, at any time prior to or after the Closing Date.

          (b) ADEQUATE PROTECTION FROM LOSS. Seller acknowledges that its obligations under the foregoing Section 10.6(a) shall arise upon the threat or institution of any Losses or Expenses for which Seller is liable under this Indemnity, and not merely upon the realization by an Indemnified Party of an actual loss; and, therefore, Seller agrees, within fifteen (15) days following a written demand, to indemnify, hold harmless and take such other reasonable actions as the Indemnified Party may reasonably request to protect the Indemnified Party from such Losses and Expenses, provided the Indemnified Party provides Seller with notice, and cooperation as may be reasonably requested by Seller, provided further, however, that such cooperation does not result in any cost to the Indemnified Party.

          (c) WAIVER BY SELLER. To the extent permitted by applicable Law, Seller, on behalf of itself and its Successors (other than Buyer and the Buyer Group Members), after consultation with counsel, hereby waives (i) any and all rights to join Buyer, the Buyer Group Members and their Successors in any litigation or proceeding to the extent arising out of or in connection with any of Seller's Environmental Liabilities; and (ii) any and all Losses and Expenses which any of them may have with respect to any Seller Environmental Liabilities.

          (d) SURVIVAL. It is expressly acknowledged by Seller that the acts, omissions, breach of any covenant in this Agreement or in any Additional Agreement, or violation of Environmental Laws by Buyer Group Members and/or their respective Successors (whether active, passive, negligent, wrongful or in violation of any agreement) shall not impair the right of any of such Persons (including the Person acting or omitting to act) to enforce the Seller's indemnities and releases pursuant to this Section 10.6, it being understood and agreed that, subject only to the limitations set forth in this Section 10.6, the purpose of this Section 10.6 is to allocate risk of loss as between the Buyer Group Members and their Successors on the one hand and Seller on the other hand with respect to the matters covered by Seller's Environmental Liabilities solely to Seller in all events, without regard to the conduct of any person or any other fact or circumstance. The obligations and rights of the parties under this Section 10.6 are in addition to, independent from, and severable from the rights and obligations of the parties under this Agreement or any other agreement between them and shall survive, notwithstanding the termination, expiration or breach of such agreements or any other agreement between any of the parties hereto and notwithstanding any other act or omission of the parties, whether or not such acts are in violation of the express provisions of this Agreement, any other agreement or applicable law. This Agreement shall survive the sale, transfer, assignment or hypothecation of any Buyer Group Member or any of their properties, or any interest therein, to any Person.

     Section 10.7  ENVIRONMENTAL INDEMNIFICATION BY BUYER.

          (a) INDEMNIFICATION. Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by any of them, to the extent caused by or arising out of any of the following "Buyer Environmental Liabilities":

                    (i) Any Hazardous Material discharged, disposed of or released into the soil, groundwater, indoor air or outdoor air in amounts harmful to health or the environment on or about the Seller Property or any property in the vicinity of the Seller Property by any Buyer Group Member or any of such Member's agents, employees or contractors after the Closing Date;

                    (ii) Any Hazardous Material Activity conducted in the course of the Operations after the Closing Date or by any Buyer Group Member or any of such Member's agents, employees or contractors on or about the Seller Property after the Closing Date;

                    (iii) The exposure of any employee of the Buyer or any other person to any Hazardous Material in the course of, or as a consequence of, any Hazardous Material Activity conducted in the course of the Operations after the Closing Date or by any Buyer Group Member or any of such Member's agents, employees or contractors on or about the Seller Property after the Closing Date;

                    (iv) The presence at any Disposal Facility of any Hazardous Material generated by Buyer after the Closing Date in the course of the Operations and transferred from the Seller Property after the Closing Date or in connection with a Hazardous Material Activity conducted on or about the Seller Property by any Buyer Group Member or any of such Member's agents, employees and contractors after the Closing Date; and

                    (v) Any use by any Buyer Group Member of any Environmental Permit issued and maintained after the Closing Date in the name of Seller and held and/or used exclusively by any Buyer Group Member.

          (b) ADEQUATE PROTECTION FROM LOSS. Buyer acknowledges that its obligations under the foregoing Section 10.7(a) shall arise upon the threat or institution of any Losses or Expenses for which Buyer is liable under this Indemnity, and not merely upon the realization by the Indemnified Party of an actual loss; and, therefore, Buyer agrees, within fifteen (15) days following a written demand, to indemnify, hold harmless and take such other reasonable actions as the Indemnified Party may reasonably request to protect the Indemnified Party from such Losses and Expenses; provided the Indemnified Party provides Buyer with notice and cooperation as Buyer may reasonably request; provided, further, however that such cooperation does not result in any cost to the Indemnified Party.

          (c) WAIVER BY BUYER. To the extent permitted by applicable Law, Buyer, on behalf of itself and its Successors, after consultation with counsel, hereby waives (i) any and all rights to join Seller, the Seller Group Members and their Successors in any litigation or proceeding to the extent arising out of or in connection with any of Buyer's Environmental Liabilities; and (ii) any and all Losses and Expenses which any of them may have with respect to any Buyer Environmental Liabilities.

          (d) SURVIVAL. It is expressly acknowledged by Buyer that the acts, omissions, breach of any covenant in this Agreement or in any Additional Agreement, or violation of Environmental Laws by Seller, the Seller Group Members and/or their respective Successors (whether active, passive, negligent, wrongful or in violation of any agreement) shall not impair the right of any of such Persons (including the Person acting or omitting to act) to enforce the Buyer's indemnities and releases pursuant to this Section 10.7, it being understood and agreed that, subject only to the limitations set forth in this
Section 10.7, the purpose of this Section 10.7 is to allocate risk of loss as between Seller Group Members and their Successors on the one hand and Buyer on the other hand with respect to the matters covered by Buyer's Environmental Liabilities solely to Buyer in all events, without regard to the conduct of any person or any other fact or circumstance. The obligations and rights of the parties under this Section 10.7 are in addition to, independent from, and severable from the rights and obligations of the parties under this Agreement or any other agreement between them and shall survive, notwithstanding the termination, expiration or breach of such agreements or any other agreement between any of the parties hereto and notwithstanding any other act or omission of the parties, whether or not such acts are in violation of the express provisions of this Agreement, any other agreement or applicable law. This Agreement shall survive the sale, transfer, assignment or hypothecation of any Seller Group Member or any of their properties, or any interest therein, to any Person.

     Section 10.8 LIMITATION OF INDEMNIFICATION. Except with respect to Sections 10.6 and 10.7 hereof, as to which no monetary limitations shall apply, neither party to this Agreement shall be entitled to indemnification pursuant to
Section 10.1 or 10.2 hereof for any Losses and Expenses incurred unless the aggregate amount for which indemnification is first sought is in excess of $100,000 whether represented by one or more claims, in which case the Indemnitor shall be liable only for the amount in excess of $100,000. No Buyer Group Member or Seller Group Member shall be required to make, or cause to be made, any payments pursuant to Sections 10.1 or 10.2 hereof to the extent the aggregate payments such Buyer Group Member or Seller Group Member, as the case may be, has made pursuant to Sections 10.1 or 10.2 hereof in respect of any such Losses and Expenses would exceed the Purchase Price. In addition, in case any event shall occur which would otherwise entitle any party to assert a claim for indemnification hereunder, no loss, damage or expense shall be deemed to have been sustained by such party to the extent of (i) any tax savings realized by such party with respect thereto or (ii) any proceeds received by such party from any insurance arrangement.


                                   ARTICLE 11

                                   TERMINATION

     Section 11.1 TERMINATION. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

          (a)  by the mutual consent of Buyer and Seller;

          (b) by Buyer or Seller if the Closing Date shall not have occurred on or before June 30, 1996 (or such later date as may be mutually agreed to by Buyer and Seller);

          (c) by Buyer in the event of any material breach by Seller of any of the representations, warranties, covenants or agreements of Seller contained herein and the failure of Seller to cure such breach within fourteen (14) days after receipt of notice from Buyer requesting such breach to be cured; or

          (d) by Seller in the event of any material breach by Buyer of any of Buyer's representations, warranties, covenants or agreements contained herein and the failure of Buyer to cure such breach within fourteen (14) days after receipt of notice from Seller requesting such breach to be cured.

     Section 11.2 NOTICE OF TERMINATION. Any party desiring to terminate this Agreement pursuant to Section 11.1 above shall give notice of such termination to the other parties to this Agreement.

     Section 11.3 EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to this Article 11, all further obligations of the parties under this Agreement (other than Sections 6.7, 12.3 and 12.10) shall be terminated, provided that nothing herein shall relieve any party from liability for its breach of this Agreement.


                                   ARTICLE 12

                               GENERAL PROVISIONS

     Section 12.1 SURVIVAL OF OBLIGATIONS. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement. The respective representations and warranties of each party hereto contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto and shall survive the Closing Date.

     Section 12.2 NAMES, TRADEMARKS, ETC. Buyer and its affiliates will revise trademarks and product literature, change signage and stationery and otherwise discontinue use of the names "TEXAS INSTRUMENTS INCORPORATED," "TI" and variations thereof (collectively, the "TI Trade names") as promptly as practicable after the Closing; provided, however, that Buyer may consume the Inventory, stationery and similar supplies on hand as of the Closing which contain TI Trade names thereon; provided that to the extent practicable, such items are overstamped or otherwise appropriately indicate that the Operations are then being conducted by Buyer.

     Section 12.3 NO PUBLIC ANNOUNCEMENTS. Except as heretofore made, neither Buyer, Solectron nor Seller shall, without the approval of the others, make any press release or other public announcement concerning this Agreement, the Additional Agreements or their existence or the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other parties shall be advised and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued.

     Section 12.4 NOTICES. All notices, requests, instructions or other communications or other documents required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally via telecopier or five (5) days after being sent, when sent by registered or certified mail, or one (1) day after being sent, when sent by overnight private courier, addressed as follows:

          If to Buyer or Solectron, to:

          Solectron Texas, L.P.
          12501 Research Road
          Austin, Texas 78759
          Attention: Susan Wang
          Telecopier: (408) 956-6059

          with copies to:

          Solectron Corporation
          847 Gibraltar Drive
          Milpitas, California 95035
          Attention:  Susan Wang
          Telecopier: (408) 956-6059

          Wilson Sonsini Goodrich & Rosati
          650 Page Mill Road
          Palo Alto, California 94304
          Attention:  Steven Bochner
          Telecopier: (415) 493-6811

          If to Seller, to:

          Texas Instruments Incorporated
          7839 Churchill Way, P.O. Box 650311, M/S 3995
          Dallas, Texas 75251
          Attention:  Charles D. Tobin
          Telecopier:  (214) 917-3804

          with a copy to:

          Texas Instruments Incorporated
          P.O. Box 655474, M/S 241
          Dallas, Texas 75265
          Attention:  Richard J. Agnich, Esq., and
                      Richard T. Thurston, Esq.
          Telecopier:  (214) 995-3511

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

     Section 12.5  SUCCESSORS AND ASSIGNS.

          (a) The rights of any party under this Agreement shall not be assignable by such party hereto prior to the Closing Date without the written consent of the other, except that the rights of Buyer hereunder may be assigned prior to the Closing Date, without the consent of Seller, to any corporation all of the outstanding capital stock of which is owned or controlled by Buyer. Following the Closing Date, either party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include without limitation, in the case of Buyer, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 12.5 any right, remedy or claim under or by reason of this Agreement.

     Section 12.6  ACCESS TO RECORDS AFTER CLOSING DATE.  For a period of five
(5) years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the information, books and records of the Operations which Seller or any of its Affiliates may retain after the Closing Date in each case subject to the Confidentiality Agreement or similar nondisclosure agreement if the Confidentiality Agreement shall have terminated or expired. Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section
12.6. If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such five (5) year period, Seller, prior to such disposition, shall give Buyer a reasonable opportunity, at Buyer's expense, to segregate and remove such books and records as Buyer may select.

     Section 12.7 ENTIRE AGREEMENTS, AMENDMENTS. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements or understanding between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

     Section 12.8 INTERPRETATION. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules (but not the Exhibits) referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

     Section 12.9 WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     Section 12.10 EXPENSES. Except as otherwise expressly agreed to in writing by the Parties, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

     Section 12.11 PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

     Section 12.12 EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller, Buyer and Solectron.

     Section 12.13  FURTHER ASSURANCES.  On the Closing Date Seller shall
(i) deliver to Buyer such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as Buyer may reasonably request or as may be otherwise reasonably necessary to vest in Buyer all the right, title and interest of Seller in, to or under any or all of the Purchased Assets, and (ii) take all steps as may be reasonably necessary to put Buyer in actual possession and control of all the Purchased Assets; PROVIDED, HOWEVER, that Seller shall not be responsible for any costs involved in the transition of the Malaysia Operations and the relocation of the Purchased Assets or the operations relating to the Malaysia Operations by Buyer or Solectron. From time to time following the Closing Date, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as otherwise may be reasonably necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets
(a) which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing Date, to cooperate with Buyer at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its reasonable efforts to secure to Buyer the benefits thereof in some other manner, or (b) reasonable efforts jointly with Buyer to secure to Buyer the benefits thereof in some other manner (including the exercise of the rights of Seller thereunder). Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment included in the Purchased Assets if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof.

     Section 12.14 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of California. The Additional Agreements shall be governed by such laws as set forth therein.

     Section 12.15 DISPUTE RESOLUTION. For any dispute or claim arising out of or relating to this Agreement, or breach hereof, or any dispute with respect to the infringement by one party of a patent or patents of the other party, the parties, prior to filing any claims in a court of law or to binding arbitration, shall in good faith first negotiate a written resolution of such dispute or claim for a period not to exceed thirty (30) days from the date of receipt of a party's request for such negotiation. Such negotiations shall be conducted by managers of each party who have authorization to resolve any such dispute or claim. In the event the parties cannot negotiate a written resolution to such dispute or claim during this thirty (30) day negotiation period, and prior to filing any claims in a court of law the parties shall then submit such dispute or claim to nonbinding mediation with Judicial Arbitration & Mediation Services ("JAMS"). The mediation may be initiated by the written request of either party to the other party, shall commence within thirty (30) days of receipt of such notice and shall be conducted in accordance with the standard mediation procedures established by JAMS, unless otherwise agreed by the parties. The mediation shall not exceed a period of thirty (30) days. In the event the parties do not resolve such dispute or claim as a result of such mediation or in the event such dispute or claim is not resolved within three (3) months, either party may seek to resolve the dispute or claim in a court of competent jurisdiction or seek other legal or equitable resolution, and the parties agree that any information provided for use in, or disclosure made in the course of, any negotiation or mediation shall not be deemed an admission by any party in any binding arbitration or court of law. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. Notwithstanding the foregoing, either party may at any time apply to any court of competent jurisdiction for injunctive relief in the event of an alleged breach of the Confidentiality Agreement.

     Section 12.16 SOLECTRON GUARANTY. Solectron hereby guarantees to Seller the payment and performance by Buyer or any assignee of the Buyer of its obligations under this Agreement. This Guaranty shall be irrevocable and Solectron's obligations under this Guaranty shall continue in full force and effect until the obligations under this Agreement are fully paid, performed and discharged.

     IN WITNESS WHEREOF, Buyer, Seller and Solectron have caused this Agreement to be executed on the date first above written.


                                   "BUYER"

                                   SOLECTRON TEXAS, L.P.
                                   By:  Solectron Texas, Inc.
                                        General Partner


                                   By:
                                        ----------------------------------------
                                        Susan S. Wang
                                        Executive Vice President


                                   "SELLER"

                                   TEXAS INSTRUMENTS INCORPORATED


                                   By:
                                        ----------------------------------------
                                        Marvin S. Self
                                        Senior Vice President
                                        Systems and Software Businesses

                                   "SOLECTRON"

                                   SOLECTRON CORPORATION

                                   By:
                                        ----------------------------------------
                                        Susan S. Wang
                                        Executive Vice President,
                                        Chief Financial Officer and Secretary